UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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AMICAS, INC.
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AMICAS, INC.
20 Guest Street, Suite 400
Boston, MA 02135

February 22, 2010

Dear Stockholder,

The following amends and supplements our definitive proxy statement in connection with the AMICAS, Inc. special meeting of stockholders.

On or about January 19, 2010, AMICAS, Inc. (“AMICAS” or the “Company”) mailed a definitive proxy statement relating to a special meeting of stockholders of AMICAS to be held at its offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135, on February 19, 2010, beginning at 9:00 a.m., local time. The special meeting was adjourned following an order issued on February 18, 2010 by the Superior Court of Suffolk County, Massachusetts in connection with the litigation described in this supplement to the Company’s definitive proxy statement.

The special meeting will reconvene on March 4, 2010, beginning at 9:00 a.m., local time (and may be reconvened at a later date if required by the Court), at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135. The record date for stockholders entitled to vote at the special meeting remains January 15, 2010.

At the special meeting, stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 24, 2009, by and among Project Alta Holdings Corp., a Delaware corporation (“Newco”), Project Alta Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and AMICAS, as it may be amended from time to time (the “Merger Agreement”). Stockholders will also be asked to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal to adopt the Merger Agreement.

If the Merger is completed, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Common Stock (other than shares owned by the Company, Newco or Merger Sub) will be converted into the right to receive $5.35 in cash, without interest and less any applicable withholding tax.

We enclose a copy of a supplement to our definitive proxy statement on Schedule 14A (which we have filed with the Securities and Exchange Commission and which is incorporated by reference in the proxy statement for this transaction). This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety. All page references in the disclosures below shall refer to those contained in the definitive proxy statement, and terms used below shall have the meanings set forth in the definitive proxy statement, unless otherwise defined below. To the extent that information in this supplement differs from or updates information contained in the original proxy statement, you should rely on the information contained in this supplement, which is more current. If you need another copy of the original proxy statement, please call our proxy solicitation agent, Innisfree, toll-free at (888) 750-5834 or collect at (212) 750-5833. Also enclosed is an updated proxy card, which reflects that the meeting will be reconvened on March 4, 2010. If you have previously submitted a proxy card and do not wish to change or withdraw your vote, no action need be taken. If you would like to change your vote, you may do so by executing and delivering the enclosed proxy card. The definitive proxy statement is also available at the SEC’s website at http://www.sec.gov.

After careful consideration, our board of directors has unanimously determined that the merger contemplated by the merger agreement is advisable, fair and in the best interests of AMICAS and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Stephen N. Kahane, M.D., M.S.

This proxy statement supplement is dated February 22, 2010 and is being mailed to stockholders of AMICAS on or about February 22, 2010.

i

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

INTRODUCTION

This proxy supplement amends and supplements AMICAS, Inc.’s (“AMICAS” or the “Company”) definitive proxy statement (the “Proxy Statement”) dated January 15, 2010. This proxy supplement should be read in conjunction with the definitive proxy statement, which should be read in its entirety. All page references in the disclosures below shall refer to those contained in the definitive proxy statement, and terms used below shall have the meanings set forth in the definitive proxy statement, unless otherwise defined below. To the extent that information in this supplement differs from or updates information contained in the original proxy statement, you should rely on the information contained in this supplement, which is more current. If you need another copy of the original proxy statement, please call our proxy solicitation agent, Innisfree, toll-free at (888) 750-5834 or collect at (212) 750-5833. The definitive proxy statement is also available at the SEC’s website at http://www.sec.gov.

Questions and Answers About the Merger and The Special Meeting

The following disclosure supplements the discussion on page 9 of the Proxy Statement regarding questions that you, as a stockholder of AMICAS, may have concerning the Merger.

Why am I receiving this proxy supplement now?

The AMICAS stockholders meeting has been adjourned following a court order entered in the litigation described in this supplement. This supplement is to inform you of the adjournment and provide you with supplemental information about the proposals to be acted upon at the stockholders meeting. Among other things, this supplement describes the background of an expression of interest received by the Company.

When will the special meeting be reconvened?

The AMICAS stockholders meeting has been adjourned until March 4, 2010, beginning at 9:00 a.m. local time and may be reconvened at a later date if required by the Court.

Who is Merge Healthcare?

Merge Healthcare Corporation (“Merge”), a Delaware corporation, was founded in 1987 and was reincorporated in Delaware on December 5, 2008, common stock is listed and traded on the NASDAQ Global Market under the symbol “MRGE.” As of February 19, 2010, Merge had an equity market capitalization of approximately $185 million and working capital (excluding restricted cash) of approximately $17.7 million as of December 31, 2009.

What is the expression of interest that Merge has made?

Merge has proposed to acquire all of the outstanding shares of AMICAS common stock at a price of $6.05 per share, subject to its ability to terminate the transaction for a fixed termination fee of 4% of the total proposed merger consideration. Merge’s ability to make the payment for the AMICAS stock and close the transaction, estimated at $250 million, would be dependent on its ability to consummate a $200 million high-yield debt financing or an alternative financing arrangement during the period in which the offer is open (typically twenty business days, subject to certain extensions). AMICAS would be required to pay a termination fee of $8.6 million to Thoma Bravo in order to accept the Merge expression of interest. Subject to certain limitations, AMICAS would also be required to pay a termination fee of $10.0 million to Merge if:

•	AMICAS terminates the agreement with Merge in order to accept a Superior Proposal;

•	Merge terminates the agreement because:

•	AMICAS’ board of directors has withdrawn or adversely modified its approvals or recommendations of the Merge transaction;

•	any member of AMICAS’ board of directors has made a written public statement that such director opposes the Merge transaction;

•	any member of AMICAS’ board of directors who opposes the Merge transaction requires a statement to that effect be included in any filing made by AMICAS with the SEC; or

•	there has been a breach by AMICAS of any representation, warranty, covenant or agreement contained in the agreement with Merge that would result in a failure of a condition to Merge’s obligation to close the acquisition that has not been cured;

•	the tender offer has terminated or expired without Merge being required to purchase any shares of Common Stock; or

•	AMICAS enters into an acquisition agreement with a party other than Merge within twelve (12) months following Merge’s termination of the agreement because the acquisition has not been consummated prior to August 2, 2010.

What does the AMICAS board of directors recommend?

The AMICAS board of directors has unanimously reaffirmed its recommendation that stockholders vote their shares in favor of the Thoma Bravo transaction. In reaching this conclusion, the AMICAS board of directors reviewed, considered and discussed with AMICAS’ Management and legal and financial advisors the terms and conditions of Merge’s most recent expression of interest, including the respective representations, warranties and covenants and termination rights of the parties. In its deliberations, the board of directors also seriously considered the uncertainties, delays, risks and limited remedies of a transaction with Merge in light of the equity commitments, guarantees and the probability of near-term consummation of the Thoma Bravo transaction.

Why isn’t the Merge expression of interest superior to the Thoma Bravo transaction?

The main drawback to the Merge expression of interest is its heavy reliance on debt financing that is subject to numerous conditions, and the inclusion of a “reverse termination fee” that limits our remedies in the event of a breach to 4% of the merger consideration. Although the expression of interest is not expressly conditioned upon obtaining financing, Merge has insufficient cash and cash equivalents on its balance sheet to consummate the expression of interest. Merge is relying on its ability to issue $200 million of high-yield debt to Morgan Stanley (or investors identified by Morgan Stanley) and to raise $50 million in preferred stock investments to finance the remainder of the acquisition. If either of these financings is not completed, Merge will not have the funds to consummate the expression of interest. Merge has reportedly received commitments for $40 million of the $50 million required equity investment. While Merge has obtained a debt commitment letter from Morgan Stanley, the commitment contains numerous conditions and requirements that must be met for the funds to be made available, including the negotiation of definitive loan documents and the absence of any material adverse effect on each of Merge and AMICAS since December 31, 2009. This last condition means that events which affect Merge but do not affect AMICAS could trigger the ability of the lenders to terminate their commitment.

Is the Merge expression of interest inferior to the Thoma Bravo transaction in any other way?

Due to Merge’s reliance on debt financing, Merge cannot acquire AMICAS without simultaneously consummating its $200 million high-yield debt financing. A condition to the debt financing is the acquisition of 100% of AMICAS’s outstanding shares of Common Stock. As a result, Merge proposes a tender offer with a minimum tender condition of 62% of the outstanding Common Stock of AMICAS (22.4 million shares) rather than the simple majority of outstanding shares (18.1 million shares) required to approve the Thoma Bravo transaction. This is necessary to ensure Merge’s ability to consummate a short-form merger immediately following a successful completion of the tender offer. This increases the likelihood that the tender will be unsuccessful and the transaction would be terminated with AMICAS then paying a $10 million termination fee to Merge and not being reimbursed by Merge for the $8.6 million termination fee paid to Thoma Bravo.

There are other conditions to the debt financing, including Merge’s ability to deliver SEC qualified financial statements in a timely fashion. As Merge has recently undergone a publicly disclosed SEC investigation into its financial reporting practices, the AMICAS board deems this a risk that it is unable to quantify.

Would stockholders be compensated if Merge fails to consummate its expression of interest?

Merge has proposed a 4% ($10 million) termination fee plus potential reimbursement of the $8.6 million Thoma Bravo break-up fee, which would be the sole compensation to the Company in the event that the Merge transaction were to fail, and is only payable under certain limited circumstances. Reimbursement of the Thoma Bravo break fee, of course, does not compensate AMICAS stockholders and thus the AMICAS board believes the maximum net compensation to AMICAS stockholders would be $10 million. The AMICAS board of directors is concerned that this fee would not adequately compensate AMICAS shareholders for the loss of a fully funded and guaranteed $217 million transaction with Thoma Bravo, or the $250 million transaction proposed by Merge. This fee serves in effect as an “option” for Merge to acquire AMICAS, and is the only recourse to AMICAS should Merge breach the agreement, or simply decide to not move forward for any reason whatsoever.

Moreover, the AMICAS board of directors is concerned that this fee would not provide adequate incentive for Merge to complete the transaction if its financing scheme became more expensive, or if the transaction became difficult to close for any other reason. It is possible that, if Morgan Stanley had difficulty in marketing the high-yield notes, Morgan Stanley would offer to fund a portion or all of this fee, removing all incentive for Merge to compel Morgan Stanley to fund the backstop financing or to complete the transaction.

Additionally, this fee is not payable to AMICAS at all unless Merge breaches the agreement with AMICAS or the transaction does not close due to anti-trust concerns.

How long would it take to complete the Merge expression of interest?

If approved by the AMICAS board of directors, the Merge expression of interest would be expected to be completed in a minimum of six to eight weeks, subject to anti-trust clearance, completion of Merge’s financing and other closing conditions. In contrast, the Thoma Bravo transaction is expected to be completed immediately following the stockholders meeting on March 4, 2010.

Is Merge’s financial condition relevant to the board’s decision regarding Merge’s expression of interest?

Yes. The Merge proposal is entirely dependent on financing including $200 million of high-yield debt and $50 million of related party mezzanine financing. The availability of this financing will be based on the financial health of Merge and the combined Merge/AMICAS. If Merge is unable to consummate the debt financing or an alternative financing, it will be unable to consummate the acquisition. This does not compare favorably to the Thoma Bravo transaction, which was fully funded and set to close on February 19, 2010 absent order of the court.

What will happen if Merge submits a Superior Proposal?

Under the terms of the Thoma Bravo transaction, Thoma Bravo has a period of five days in which to counter any Superior Proposal received by AMICAS. Prior to accepting a Superior Proposal, AMICAS must terminate the Merger Agreement.

The AMICAS board has approached Thoma Bravo seeking additional merger consideration. Thoma Bravo has declined this invitation.

What will happen if Merge does not submit a Superior Proposal?

The Thoma Bravo transaction will be presented to stockholders for their approval at the stockholders meeting unless a Superior Proposal is received by AMICAS prior to the meeting.

What are the interests of the AMICAS directors and officers?

At the AMICAS board’s insistence, Thoma Bravo has not discussed or negotiated the terms of any employment arrangements with management going forward. Merge, on the other hand, has offered Dr. Kahane continued employment and stock options in the combined company. If the Merge transaction were to be consummated, AMICAS management and directors would receive a larger amount for their AMICAS equity holdings than would be the case under the Thoma Bravo agreement.

Time, Place and Purpose of the Special Meeting

The following disclosure supplements the discussion on page 14 of the Proxy Statement dated January 15, 2010 of AMICAS that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders.

This proxy supplement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be reconvened on March 4, 2010, starting at 9 a.m. local time, at the Company’s offices as 20 Guest Street, Suite 400, Boston, Massachusetts 02135, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement and any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies. Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If we do not receive the requisite vote of our stockholders to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to the proxy statement mailed to you on or about January 19, 2010. You are urged to read the Merger Agreement in its entirety.

Financing

The following disclosure amends and restates the discussion on page 5 of the Proxy Statement relating to the financing of the Merger.

Newco and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $217 million, which Newco and Merger Sub expect will be funded by equity financings, and to the extent available, cash of the Company. Notwithstanding the financing arrangements that Newco has in place, the consummation of the Merger is not subject to any financing conditions and funding of the equity financing is subject only to the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement.

The following arrangements are in place for the financing of the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Newco and Merger Sub have received equity commitment letters (the “Equity Commitment Letters”) from Thoma Bravo Fund IX, L.P., HarbourVest 2007 Direct Associates L.P., HarbourVest Partners VIII-Buyout Fund L.P., Mesirow Financial Capital Partners IX, L.P. and Mesirow Financial Capital Partners X, L.P. (the “Sponsors”) to provide equity financing in an aggregate amount of $206 million which, together with cash of the Company, is sufficient to fully finance the Merger and other transactions contemplated by the Merger Agreement.

Pursuant to the terms of the Equity Commitment Letters, the Sponsors have agreed to purchase equity securities of Newco of up to an aggregate of $216 million in cash, to enable Newco and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement. The Sponsors are directly liable to AMICAS under the Equity Commitment Letters as AMICAS is an express third party beneficiary of the Equity Commitment Letters. The Sponsors’ obligations under the Equity Commitment Letters are subject only to the satisfaction or waiver at the closing of each of the conditions to Newco’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement. The Sponsors have also provided the guarantees described below that guarantee their financing obligations directly to AMICAS. The Sponsors’ obligations only terminate upon the earlier of the termination of the Merger Agreement and the expiration of any letter agreement providing for an equity commitment by an affiliate of Thoma Bravo.

The following arrangements are in place for financing of the surviving corporation following the Merger:

Debt Financing.  Thoma Bravo LLC has received (i) a debt commitment letter from Wells Fargo Foothill, LLC and Bank of Montreal, pursuant to which, and subject to the conditions of that letter, Wells Fargo Foothill (on a several basis) has agreed to provide to the Company $42,500,000 and Bank of Montreal (on a several basis) has agreed to provide to the Company $30,000,000 of a $72,500,000 senior secured credit facility, and (ii) a debt commitment letter from HarbourVest Partners VIII-Buyout Fund L.P. and HarbourVest 2007 Direct Associates L.P. (each a “HarbourVest Fund”), pursuant to which, and subject to the conditions of that letter, each HarbourVest Fund (on a several basis) has agreed to provide the Company $12,500,000 of a $25,000,000 senior subordinated facility; provided, however, that each HarbourVest Fund’s obligation to fund its respective $12,500,000 portion of such senior subordinated facility shall be reduced by the amount by which its respective aggregate equity investment pursuant to the Equity Commitment Letters plus its respective payments under its respective Guarantees in favor of the Company exceeds $10,000,000. This debt financing is intended to be used for the operation of the surviving corporation following the Merger and is not required to finance the Merger and other transactions contemplated by the Merger Agreement.

Guarantees

The following disclosure supplements the discussion on page 8 of the Proxy Statement.

In connection with the Merger Agreement, the Sponsors have entered into guarantees in an aggregate amount of $216 million with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with the Merger Agreement. Pursuant to the terms of the guarantees, the Sponsors have guaranteed the payment of Newco’s and Merger Sub’s obligation to pay all amounts payable to AMICAS stockholders and option holders under the Merger Agreement and all fees and expenses arising under, or in connection with the Merger Agreement, but only up to the maximum aggregate amount of $216 million. The guarantees are unconditional and are binding on the Sponsors until all of their obligations have been satisfied in full. The obligations of the Sponsors shall terminate upon the earlier of the payment of all amounts payable at the Effective Time of the Merger and six months following the termination of the Merger Agreement.

Background of the Merger

The following disclosure supplements the discussion at page 17 of the Proxy Statement concerning the preliminary discussions between AMICAS and Merge Healthcare Incorporated by deleting the first full paragraph on page 17 and replacing it with the following six paragraphs:

Consistent with the board of director’s periodic review of its strategic alternatives, in late 2008 and early 2009, AMICAS negotiated and executed a definitive agreement to purchase Emageon, Inc. on February 23, 2009. On April 2, 2009, AMICAS completed its acquisition of Emageon Inc., for approximately $39 million ($1.82 per share in cash), representing a substantial portion of the Company’s cash.

In connection with the Company’s purchase of Emageon, the Company was provided with copies of Merge’s letters to Emageon seeking to acquire Emageon, and the Company has knowledge of the conversations between Merge, Michael Ferro, the Chairman of the board of directors of Merge, and Emageon. These letters and Merge’s course of conduct during the Emageon acquisition influenced the Company’s perception of Merge both during the period prior to the Company entering into the Merger Agreement and during the period after the Company entered into the Merger Agreement.

For example, on March 9, 2009, Emageon received an unsolicited expression of interest from Merge to acquire all of the outstanding shares of common stock of Emageon for approximately $45 million. Merge offered to pay the $2.10 per share purchase price, at the option of the Emageon shareholders, in cash, in shares of Merge common stock or in a combination of cash and stock. While Merge indicated that it had received commitments from its largest shareholder, Merrick RIS, LLC (“Merrick”), to facilitate the financing of any cash consideration to be paid under its expression of interest, Merge’s offer was conditioned on, among other things, Merge approving the financing arrangements.

In response to Merge’s offer, Emageon notified Merge on March 11, 2009 that its board of directors had determined that Merge’s expression of interest was not reasonably likely to result in a transaction that would be superior to Emageon stockholders than the current AMICAS transaction. In making this determination, the Emageon board noted the following financing and execution risks associated with the Merge proposed transaction: “(i) the additional Merge board approval required of the merger agreement and financing arrangements, (ii) lack of terms of any financing “commitment” by Merrick or alternative sources, (iii) prior expressions by Merge of difficulties it would face in financing and consummating a cash transaction, (iv) the likely additional conditionality or execution risk Merge’s financing structure would create, and (v) the unlikely financial wherewithal of Merge to fund the transaction if its financing falls through and uncertainty regarding Emageon’s remedies in the event of any such failure.” As of December 31, 2008, Merge had working capital of $7.6 million and negative operating cash flow of $13.6 million for the year then ended.

Finally, the Company was aware that a formal investigation of Merge had been initiated by the Securities and Exchange Commission involving allegations of improprieties related to financial reporting and revisions to its results of operations for the fiscal quarters ended June 30, 2005, and September 30, 2005, and that the SEC staff had considered recommending an enforcement action seeking injunctive or cease and desist relief against Merge prohibiting violations of the reporting, record-keeping, and internal control provisions under the Securities Exchange Act of 1934, as amended. In November, 2009, Merge announced that this matter had finally been resolved.

The Company and its directors viewed these then unresolved claims as negative factors when it considered Merge’s offers of transaction consideration that consisted of Merge common stock and of potential acquisition structures that would necessitate an SEC review of Merge filings.

The following disclosure supplements the discussion at page 17 of the Proxy Statement concerning the preliminary discussions between AMICAS and Merge.

Beginning in the Summer of 2008 and over the course of the next year, Mr. Ferro, the Chairman of the Board of Directors of Merge, Justin Dearborn, the Chief Executive Officer of Merge and a director, and Dr. Kahane, the Chairman of our board of directors and our Chief Executive Officer, engaged in several discussions relating to potential transactions between Merge and AMICAS.

On July 8, 2008, Messrs. Ferro and Dearborn and Dr. Kahane met at AMICAS’ office. Mr. Ferro had recently acquired Merge, and was meeting with Merge’s major customers and with the other parties that had expressed an interest in acquiring Merge, including AMICAS, which had expressed an interest in acquiring Merge’s RIS/PACS business. At the meeting, Mr. Ferro’s primary purpose was to encourage AMICAS to purchase additional Merge software products, and Mr. Ferro expressed to Dr. Kahane that it perhaps made sense to Merge for the companies to enter into a combination-either Merge should buy AMICAS or AMICAS should buy Merge. No price or transaction structure was discussed.

In November 2008, Messrs. Ferro and Dearborn and Dr. Kahane met during an industry trade show and discussed various potential commercial transactions. The executives also discussed the possibilities of AMICAS acquiring Merge’s RIS/PACS business, and of Merge acquiring AMICAS. These conversations were general in nature, and did not result in either party making a specific offer to the other. It was clear from the conversation that Merge would propose to use its common stock as currency and that Merge had no cash available for any such transaction.

On March 3, 2009, at the time that AMICAS had entered into an agreement for the acquisition of Emageon, Messrs. Ferro and Dearborn and Dr. Kahane met again and discussed a potential merger transaction with AMICAS, Merge and Emageon. The parties discussed potential transactions in which each party would acquire the other, using 100% equity in each case. These discussions were tentative and preliminary in nature, and no definitive expressions of interest were made. The transaction structure discussed in which AMICAS would be acquired called for AMICAS shareholders to receive $2.00 per share in the form of Merge common stock, at a time when AMICAS’ shares were trading at approximately $1.65 per share. No offers were made. Despite this, Dr. Kahane reviewed this conversation with the AMICAS board of directors, which decided to not pursue these possibilities, but rather to remain focused on completing the Company’s acquisition of Emageon.

On March 26, 2009, Merge withdrew its expression of interest to acquire Emageon, indicating that it had reviewed the diligence materials Emageon had provided and determined that the prospects for a successful transaction did not support further work on its part.

Following AMICAS’ acquisition of Emageon, in April 2009, Financial Party X made a written expression of interest to acquire the Company. AMICAS insisted as a condition to entering into such discussions that Financial Party X enter into a confidentiality and standstill agreement, but Financial Party X refused. AMICAS declined to enter into such discussions. AMICAS subsequently amended its By Laws to eliminate the provision for shareholders to take action by written consent.

On July 15, 2009, Mr. Ferro and Dr. Kahane met at Mr. Ferro’s home. During the visit, Mr. Ferro proposed a stock-for-stock deal with Merge, with a proposed price of $4.00 per share of AMICAS stock. Mr. Ferro said that he “could probably get to $4.50”, with the consideration being payable in Merge common stock. Mr. Ferro also indicated that Dr. Kahane would be the Chief Executive Officer of the combined company and would be granted stock options to purchase one million shares of the combined company’s stock. In this conversation, Dr. Kahane indicated that he did not believe that the AMICAS board of directors would be interested in any offer of less than $5.00 per share in cash, and Mr. Ferro indicated that if AMICAS could obtain $5.00 per share then it should accept such an offer, especially if it was a cash offer. At a meeting of the AMICAS board of directors held on July 31, 2009, the board considered the possible indication of interest expressed by Mr. Ferro, reviewed the financial metrics and the trading multiples of comparable public companies and other factors, including the value of Merge’s common stock as currency, and instructed Dr. Kahane to not pursue the matter.

The following disclosure supplements the discussion at page 17 of the Proxy Statement discussion between Dr. Kahane and Mr. Boro regarding the potential acquisition of all of the shares of AMICAS Common Stock by Thoma Bravo.

On or about August 12, 2009, Mr. Seth Boro of Thoma Bravo, LLC called Dr. Kahane, and verbally expressed Thoma Bravo’s interest in acquiring all of the shares of Company’s Common Stock for a price of $4.00 per share in an all cash, fully guaranteed transaction. No substantive discussions took place between Dr. Kahane and Mr. Boro between August 12 and August 14, 2009. On or about, August 14, 2009, Dr. Kahane consulted with Mr. Stephen DeNelsky, the lead independent director of AMICAS, and, after consulting with other board members and on Mr. DeNelsky’s instruction, Dr. Kahane subsequently called Mr. Boro and rejected the $4.00 per share offer, while expressing a willingness to continue discussions on improved terms. Mr. DeNelsky also instructed Dr. Kahane at this time that, while no such discussions had yet taken place, it would be inappropriate for any future conversations or expressions of interest with financial sponsors such as Thoma Bravo to include any direct or indirect discussions or negotiations regarding compensation or equity participation of Dr. Kahane or Company management following the consummation of any proposed transaction.

The following disclosure supplements the discussion at page 18 of the Proxy Statement concerning the determination by the Company’s board of directors regarding which board members would participate in deliberations with Thoma Bravo.

On September 11, 2009, the board of directors of AMICAS held a special meeting to consider the latest Thoma Bravo offer. Present at the meeting with Dr. Kahane were Mr. Kevin Burns, Chief Financial Officer, and representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Company’s corporate and securities counsel (“Mintz Levin”). At this meeting, the board of directors discussed the appropriate processes for discussions with Thoma Bravo. Among other things, in consultation with counsel, the board of directors determined that all directors other than Dr. Kahane, including the Company’s former chief financial officer, Joseph Hill, (the “Independent Directors”) would deliberate without Management regarding the substantive decisions to be considered in connection with the proposal from Thoma Bravo, but that it would not be necessary to formally constitute a special committee of the board of directors. The board of directors determined that, despite his prior employment as the Company’s chief financial officer and his ownership of AMICAS securities, Mr. Hill was an independent director for purposes of deliberations regarding a potential sale of the Company. The board of directors also determined that Mr. DeNelsky would act as lead director and would engage in the substantive discussions between Thoma Bravo and AMICAS alongside Dr. Kahane, Mr. Burns and Mr. Craig Newfield, General Counsel (collectively, “Management”) and within the parameters set by the Independent Directors, such that Management would not negotiate the proposed transaction without Mr. DeNelsky. In addition, Mr. DeNelsky would both keep the directors informed, and provide instruction to Management, during the interim periods between board meetings as to all matters related to the Thoma Bravo offer. The board of directors confirmed its prior instructions to Management regarding the transaction under discussion, and again instructed Management that they should have no discussions with Thoma Bravo regarding Management compensation or equity investment or participation with Thoma Bravo until instructed otherwise. Management confirmed that it had had no such discussions with Thoma Bravo.

The following disclosure supplements the discussion at page 18 of the Proxy Statement concerning the determination by the Company’s board of directors that the “go-shop” provision proposed by Thoma Bravo on September 9, 2009 was inadequate.

At the September 11, 2009 special meeting, the board of directors next considered the substantive aspects of the most recent offer from Thoma Bravo and determined that it was deficient in several respects. First and foremost, the price of $4.75 was inadequate. The offer also contained a “go-shop” provision whereby the Company would have the right to solicit alternative acquisition proposals after a merger agreement was signed. However the board of directors rejected the go-shop proposal because the proposed terms and conditions were inadequate, including the type and number of third parties the Company would be permitted to solicit during the go-shop period and the openness of the go-shop period; that is whether the board of directors would be permitted to continue to negotiate with a third party identified during the go-shop period following the expiration of the go-shop period.

The board of directors instructed Management to so advise Thoma Bravo. The board of directors also determined that if the discussions proceeded, it would be appropriate for the Company to engage a financial advisor to advise it as to the financial aspects of potential transactions in light of the fact that subsequent higher offers would be of potential interest to the board of directors.

The following disclosure supplements the discussion at page 19 of the Proxy Statement concerning the unsolicited offer from a potential strategic acquirer on October 6, 2009.

On October 6, 2009, Thoma Bravo submitted a revised written proposal at a price of $5.30 per share, with all other terms consistent with prior offers. Based on that proposal, a board of directors meeting was scheduled for the next day. Also on October 6, 2009, Dr. Kahane received an unsolicited phone call from a potential strategic acquirer (not Merge) expressing an interest in engaging in discussions regarding potential commercial relationships as well as a possible business combination. At approximately the same time, Mr. Ferro called Dr. Kahane and suggested that they should meet at an upcoming trade show. On October 7, 2009, the AMICAS board of directors considered the expression of interest that had been received from the potential strategic acquirer and consulted with Raymond James. Being cognizant of the exclusivity request from Thoma Bravo and the critical stage of the negotiations, the board of directors decided to defer any discussion with the potential strategic acquirer.

The following disclosure supplements the discussion at page 20 of the Proxy Statement concerning the negotiation of the go-shop period.

On October 19, 2009, the board of directors met and formally reiterated its rejection of Thoma Bravo’s proposal of October 6, 2006 at a price of $5.30 per share. At or about this time, on Mintz Levin’s recommendation, the Company engaged Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) as Delaware counsel to advise the board of directors. Over the next several days, Raymond James, Mr. DeNelsky, Dr. Kahane, and Mintz Levin had numerous discussions and negotiations regarding the most recent Thoma Bravo proposal. During these discussions, with the concurrence of the Lead Director, Raymond James suggested the possibility of $5.35 as a compromise price between the current bid and ask prices of $5.30 and $5.40, indicating that the board of directors had not approved this suggestion. Thoma Bravo indicated that they were “encouraged” by this suggestion, but that they were concerned with the go-shop negotiation. Raymond James engaged in numerous discussions with Thoma Bravo, and Mintz Levin and Morris Nichols engaged in extensive negotiations with Kirkland & Ellis, LLP, counsel to Thoma Bravo (“Kirkland”), primarily over the go-shop terms and fiduciary out provisions. At the request of the board of directors, Raymond James reviewed a number of precedent transactions that included a go-shop period and noted that in those transactions the go-shop period typically ranged between 30 and 50 days. The board of directors, after consulting with its counsel and financial advisor, determined that 45 days was customary and would afford sufficient time for marketing and signing an alternative transaction.

The following disclosure supplements the discussion at page 20 of the Proxy Statement concerning the discussions between Raymond James and Thoma Bravo from October 8th through October 18, 2009.

From October 8th through October 18, 2009, Raymond James, working with Mr. DeNelsky, and Thoma Bravo engaged in numerous discussions and exchanged proposals regarding the go-shop and other terms of the proposed transaction. Mr. DeNelsky worked directly with Raymond James to move these discussions forward.

The following disclosure supplements the discussion at page 20 of the Proxy Statement concerning the receipt of unsolicited expression of interests in November 2009.

In November 2009, while subject to exclusivity under the letter of intent, AMICAS received an unsolicited telephone call from Merge indicating that Merge had heard that AMICAS was available for sale. AMICAS did not comment and moved the discussion to other items. AMICAS notified Thoma Bravo of the call from Merge as required under the letter of intent. In addition, AMICAS was contacted by one potential strategic acquirer and two potential financial acquirer all seeking meetings. AMICAS discussed the possibility of meeting with some of these parties in December. Again, AMICAS notified Thoma Bravo of these unsolicited calls.

The following disclosure supplements the discussion at page 22 of the Proxy Statement concerning alternative acquisition proposals received during the 45-day “go-shop” period

Under the Merger Agreement, the Company had a 45-day “go-shop” period from the execution of the Merger Agreement within which to solicit alternative acquisition proposals. The go-shop period began on December 24, 2009 and expired at 12:01 a.m. (Eastern Time) on February 7, 2010. During this period the Company was permitted to consider any number of unsolicited proposals at any time until approval of the Merger Agreement by its shareholders. From and after the date that the Merger Agreement was signed, Raymond James proactively contacted fifteen other parties that might be interested in presenting an acquisition proposal to the Company. These parties were selected by Mr. DeNelsky, in consultation with Management, other Board members, and Raymond James, as being the parties most likely to have an interest in acquiring the Company, and included fourteen strategic and one financial potential acquirers. In addition, since the date that the Merger Agreement was signed, Raymond James received unsolicited inquiries from eleven potentially interested parties. The Company has received acquisition proposals from Financial Partner A and Merge. Raymond James has kept the board of directors informed of the status of the inquiries.

On December 30, 2009, Merrick sent an e-mail to the Company seeking the appropriate contact information at Raymond James. This information was provided to Merrick, and Merrick’s e-mail was forwarded to Raymond James.

On January 4, 2010, Merrick called Raymond James and indicated interest in making a proposal. In response, Raymond James sent Merrick the go-shop package. Raymond James subsequently informed the board of directors of the status of inquires from Merrick and other parties.

On January 7, 2010, Financial Partner A signed a confidentiality agreement and submitted a written expression of interest to acquire the Company for $5.45 per share in cash with no financing contingency.

On January 8, 2010, the board of directors met to consider the appropriate actions in light of the expression of interest from Financial Partner A. Representatives of Raymond James, Mintz Levin and Morris Nichols were present at this meeting. Counsel advised the board of directors with respect to the requirements under the Merger Agreement and the board’s fiduciary duties under the circumstances. Raymond James then reviewed in detail the terms of the expression of interest and the communications that had been exchanged with Financial Partner A. Based on these discussions, the board of directors determined that it was reasonably possible that the expression of interest could lead to a Superior Proposal.

On January 9, 2010, Financial Partner A commenced its diligence review of the Company. On January 21, 2010, Financial Partner A contacted Raymond James and indicated that they would not be able to top the $5.35 offer. Raymond James informed Mr. DeNelsky of Financial Partner A’s contact.

On January 14, 2010, a purported stockholder class action complaint was filed in the Business Litigation Session of the Superior Court (the “Superior Court”) of Suffolk County, Massachusetts in connection with the announcement of the proposed Merger.

On January 17, 2010, Merrick sent an e-mail to Raymond James indicating that they were preparing an expression of interest. Raymond James updated Mr. DeNelsky on the discussions with Merrick.

On January 22, 2010, representatives from Raymond James spoke with Jeffrey Bennett, a managing director of Merrick. Mr. Bennett continued to indicate that Merrick would be submitting an expression of interest to the Company and provided Raymond James with a contact at GE Healthcare Capital (“GE”), one of the entities that Merrick indicated would be providing financing for its expression of interest.

On January 22, 25 and 26, 2010, the Company received three separate written expression of interests from Merge at a price of $6.00 per share, which are attached hereto as Annexes A, B and C, respectively. The first expression of interest called for an unspecified mix of cash and Merge common stock, the second called for 80% in cash and 20% in stock, and the third called for 50% in cash and 50% in stock. Merrick, GE and Maranon Capital were identified as potential funding sources, but none were committed to provide funding. Merge indicated that it would sign a merger agreement substantially similar to the Merger Agreement and requested access to AMICAS’ data room in order to finalize its expression of interest.

During this same period, Raymond James, after consulting with Mr. DeNelsky, communicated with Merrick to express concerns regarding the valuation and liquidity of the Merge common stock component and to clarify the mix between cash and stock and whether the number of shares would be fixed, whether the Merge common stock would be restricted or freely tradable, and the sources of Merge’s proposed cash financing and the terms of such financing, as well as the contact parties at such funding sources. Representatives from Raymond James also spoke with representatives from GE Capital to assess the status of GE’s evaluation of Merge’s proposed transaction. Representatives from GE Capital acknowledged that their discussions with Merge were in the preliminary stage. They noted that they were prepared to analyze the opportunity but acknowledged that getting to a financing commitment was a work-in-progress. Raymond James informed Mr. DeNelsky of this discussion.

The AMICAS board of directors met on January 24 and January 25 to consider the various Merge expressions of interest. Among other things, the board of directors was concerned about Merge’s use of stock as well as Merge’s need for shareholder approval for the stock component of its expression of interest, Merge’s lack of committed financing, and Merge’s refusal to sign a meaningful standstill agreement similar to that entered into by Thoma Bravo and Financial Partner A. For these reasons, the AMICAS board of directors concluded that Merge’s expressions of interest were not qualified proposals under the terms of the Merger Agreement and instructed Management and Raymond James to so notify Merge.

On January 27, 2010, the board of directors met telephonically to discuss Merge’s expression of interest of January 26, 2010. Representatives of Raymond James, Mintz Levin and Morris Nichols were present. Mintz Levin and Morris Nichols provided advice on the board’s fiduciary duties, the terms of the expression of interest, the Company’s obligations under the Merger Agreement and the criteria for an expression of interest to be deemed a Superior Proposal. Raymond James and Mintz Levin discussed the proposed financing. After this discussion, the board of directors determined that it was not reasonably possible that the Merge expression of interest could lead to a transaction that was superior to the current Thoma Bravo transaction. In making this determination, the board of directors noted, among other things, that:

•	Merge did not have adequate funds on its balance sheet to consummate the transaction or evidence of any financing commitments, and was at a preliminary stage in its discussions with third-party financing sources;

•	Merge did not appear to have the ability to close the transaction without obtaining financing;

•	the Merge expression of interest included stock as consideration, creating difficult valuation and timing issues;

•	the Merge expression of interest would have required the approval of its own stockholders which would have created delay and a level of uncertainty that would not be in the best interests of AMICAS stockholders; and

•	a transaction with Merge would require additional regulatory approvals from the SEC and other agencies, further increasing risk and creating additional delay.

The Company notified Merge, both by telephone and by letter, of the board of director’s determination on January 27. A copy of the Company’s letter dated January 27, 2010 is attached to this proxy supplement as Annex D. During the course of correspondence regarding its various expressions of interest in acquiring AMICAS, Merge had repeatedly requested access to confidential information regarding the Company for diligence purposes. However, under the Merger Agreement, AMICAS was prohibited from providing access to such information to any party who had not submitted a qualified written proposal, meaning a proposal that stood a reasonable chance of becoming superior to the Thoma Bravo transaction. Recognizing that it would be in the best interests of AMICAS shareholders to facilitate Merge’s efforts to improve its various expressions of interest to the point where Merge would be able to deliver a Superior Proposal, Mr. DeNelsky instructed Management to seek a waiver from Thoma Bravo under the Merger Agreement, under the condition that Merge execute a confidentiality and standstill agreement.

On January 29, 2010, Thoma Bravo gave its consent, and Merge and the Company entered into a confidentiality and standstill agreement that was substantially similar to the confidentiality and standstill agreement the Company had entered into with Thoma Bravo and Financial Partner A.

On February 1, 2010, Merge called the Company and indicated that it was preparing to submit a new expression of interest. Also on February 1, 2010, a follow-on stockholder class action complaint was filed in the Superior Court in connection with the announcement of the proposed Merger.

On February 5, 2010, the Company received the new expression of interest, including a proposed draft merger agreement, from Merge to acquire all of the outstanding shares of common stock of AMICAS for $6.00 per share in cash. A copy of Merge’s expression of interest dated February 5, 2010 is attached to this proxy supplement as Annex E. The expression of interest provided that the closing of the transaction with Merge would not be subject to a financing condition. Promptly after execution of a definitive merger agreement between AMICAS and Merge, Merge would commence a tender offer for all outstanding shares of AMICAS common stock at $6.00 cash per share. The expression of interest indicated that Merge would fund the transaction through the issuance of $200 million of senior secured notes, a $35 million mezzanine financing and $40 million of available cash from Merge and AMICAS. In addition, the expression of interest included a letter from Morgan Stanley stating that it was “highly confident” that it could arrange the sale of $200 million of notes and a letter from Merrick indicating its intent to purchase up to $35 million of mezzanine securities in the event that the mezzanine financing was not fully subscribed. After the completion of due diligence, and prior to the execution of the merger agreement, Morgan Stanley, subject to approval from its credit commitment committee, and the mezzanine investors would replace such letters with firm commitments. The expression of interest did not require shareholder approval. Merge suggested that the proposed agreement and committed funding could be completed within two weeks. The AMICAS board was skeptical of that timing.

On February 6, 2010, the board of directors met telephonically to discuss the latest Merge expression of interest. Representatives of Raymond James, Mintz Levin and Morris Nichols were present at this meeting. The board of directors discussed the proposed terms of Merge’s expression of interest and the provisions of the Merger Agreement governing the Company’s right to enter into discussions or provide information to Merge. Mintz Levin and Morris Nichols provided advice on the board’s fiduciary duties and the terms of the expression of interest and Raymond James and Mintz Levin discussed the terms of the proposed financing. The board of directors also discussed Merge’s need for financing and the potential availability of such financing, and the time frame proposed to conclude diligence and reach a definitive merger agreement. Based on these discussions, the board of directors determined that it was reasonably possible that the Merge expression of interest could lead to a transaction that was superior to the Thoma Bravo transaction. At the instruction of the board of directors, Raymond James replied to Merge and commenced negotiations.

On February 7, 2010, the board of directors met telephonically and again discussed the Merge expression of interest. Raymond James reviewed the terms of the expression of interest. Mintz Levin and Morris Nichols provided advice regarding the board’s fiduciary duties under the circumstances and the board decided that the Company should send a letter advising Merge as to the board’s concerns and the manner in which Merge could improve its expression of interest to the point where it could constitute a Superior Proposal.

On February 8, 2010, the Company sent a further response to Merge’s expression of interest, attached to this proxy supplement as Annex F. In its letter, the Company indicated the changes the board of directors sought that could make the Merge expression of interest a Superior Proposal, including:

•	the debt commitment letters should have no conditions to close other than those set forth in the Merger Agreement;

•	the Merrick commitment letter should be guaranteed to the Company with full recourse, including evidence that Merrick has cash available to support its commitment and supported by recourse to Merrick’s shares in Merge; and

•	express rights should be provided to AMICAS as a third party beneficiary under the Merrick and Morgan Stanley letters such that the Company would be put in the same position with respect to direct recourse and specific performance for the entire transaction price as under the Merger Agreement.

In addition, the Company requested that Merge provide the forms of debt commitment letters that would be executed and delivered by Morgan Stanley, and Merrick and requested access to information for diligence purposes. AMICAS also agreed to provide Morgan Stanley with access to the data room to perform its analysis and obtain the approval of its credit committee.

On February 8, 2010, Merge sent a response to the Company’s letter of February 8, 2010, rejecting the changes the board of directors sought to Merge’s February 5, 2010 expression of interest, and requesting access to information and to Management for diligence purposes. A copy of Merge’s letter dated February 8, 2010 is attached to this proxy supplement as Annex G.

From February 8 through February 10, 2010, Dr. Kahane, Mr. DeNelsky and representatives from Raymond James engaged in numerous discussions with representatives from Merge regarding the latest expression of interest. Also during this time, counsel for the parties exchanged drafts of the proposed merger agreement and related documents, and negotiated the terms. AMICAS made available to Merge over 2,200 documents comprising over 37,000 pages of information in an electronic data room, and on February 11, 2010 representatives from Merge and Morgan Stanley and their counsel met with Company officers and Raymond James for approximately six hours.

On February 9, 2010, the Company sent a response to Merge’s February 8, 2010 letter, and continued to seek the changes to Merge’s expression of interest dated February 5, 2010 that would be necessary to make the Merge expression of interest a Superior Proposal. A copy of the Company’s letter dated February 9, 2010 is attached to this proxy supplement as Annex H. In its letter the Company made the following points:

•	Merge’s delay in submitting a serious proposal led the board of directors to believe that Merge’s true strategy was to disrupt the Company’s current transaction with Thoma Bravo;

•	the board of directors continued to question the feasibility of Morgan Stanley issuing a fully committed, guaranteed bridge commitment, independent of the high-yield debt offering. The board of directors and its financial advisors saw serious risk to the certainty and timely completion of Merge’s proposed highly leveraged financing; and

•	due to Merge’s proposed structure, the Company and its stockholders would have to rely on Merge and Merrick to enforce the financing commitments, which would be enforceable only by Merge. Even assuming that the financing commitments were forthcoming from Morgan Stanley and Merrick, the Company would have no direct recourse to the sources of financing, as it does with Thoma Bravo.

On February 10, 2010, the board of directors met telephonically to further discuss Merge’s expression of interest and negotiations between AMICAS and Merge. Representatives of Raymond James, Mintz Levin and Morris Nichols were present at this meeting. At the meeting, Raymond James presented pro forma financial information for the combined companies, as well as data relative to the feasibility of the high-yield debt offering that Merge was proposing. The data presented indicated that there were no recent financings in healthcare IT or other areas that are based on pro-forma financial results from an unseasoned issuer with a history of losses.

Immediately following the board meeting, the board of directors and its financial and legal advisors invited representatives of Morgan Stanley to deliver a presentation regarding the proposed financing. A discussion ensued during which the board and its advisors asked questions about the terms, conditions, feasibility and timing of the proposed financing. The board and its advisors sought information concerning conditions in the high-yield debt market and relevant precedent transactions. The board also questioned Morgan Stanley about the form of its commitment letter and Morgan Stanley confirmed that there would be a number of conditions to the financing. Morgan Stanley also indicated that because it had only recently been engaged by Merge, it would not be in a position to provide a commitment until February 18, the day prior to the Company’s stockholder meeting. Morgan Stanley also provided a timetable that indicated that the earliest that the transaction could close was the last week in March. The board also questioned whether Morgan Stanley would be willing to fund a bridge financing prior to the high-yield debt offering. Morgan Stanley declined to provide such a bridge and reiterated that it was only willing to fund on a back-stop basis, if the high-yield debt offering failed.

On the morning of February 12, 2010, the board of directors met telephonically to further discuss the subsequent correspondence and negotiations that had taken place regarding the latest Merge expression of interest. Representatives of Raymond James, Mintz Levin and Morris Nichols were present at this meeting. At the meeting, the board discussed a counter proposal to the latest Merge expression of interest. After consultation with Mintz Levin, Morris Nichols and Raymond James, the board agreed to submit the following counter proposal to Merge:

•	increase in the purchase price to $6.35 per share;

•	provide AMICAS a reverse break-up fee of $37 million, to be held in escrow;

•	agree to pay a break-up fee to Thoma Bravo of $8.6 million and $1.0 million to AMICAS for expenses; and

•	eliminate the marketing period requirement for the bridge financing.

The board then instructed Raymond James to deliver the counter proposal, which was delivered to Merge on February 12, 2010.

On February 12, 2010, the Company appeared before the Superior Court for a hearing on the plaintiffs’ motion for a preliminary injunction seeking to postpone the special meeting of stockholders scheduled for

February 19, 2010. Also on February 12, 2010, the Court entered an order consolidating the two purported stockholder class actions.

On the afternoon of February 12, 2010, the board met again, and Raymond James provided a report regarding the conversations with Merge, and counsel reported the results of the court hearing.

On February 14, 2010, the board met telephonically with representatives from Mintz Levin, Morris Nichols and Raymond James. Counsel provided an update regarding the shareholder litigation. Raymond James provided an update regarding the status of discussions with Merge and led a discussion regarding the premium being proposed by Merge and the risk inherent in the proposed transaction structure. The Board also considered whether to seek a price increase from Thoma Bravo. At this point, given the current status of discussions with Merge, the board instructed Mr. DeNelsky and Raymond James to seek a price increase from Thoma Bravo.

On February 15, 2010, Mr. DeNelsky and Raymond James had a telephonic meeting with Thoma Bravo and requested that Thoma Bravo increase the transaction price. Thoma Bravo declined.

On February 15, 2010, in response to AMICAS’ counter proposal, Merge submitted a revised expression of interest for the acquisition of all of the outstanding shares of AMICAS for consideration of $6.05 per share in cash. The expression of interest indicated that $25 million would be placed in escrow, as a good faith deposit on the $37 million mezzanine financing commitment but was unclear as to the potential source of the $12 million shortfall. In addition, the expression of interest indicated that Merge would pay the $8.6 million break fee to Thoma Bravo and $1.0 million of expense reimbursement to AMICAS. The expression of interest also indicated that Merge would pay a reverse break-up fee of $10 million, payable in the event that the proposed transaction failed to close due to a material breach of the merger agreement by Merge.

On February 15, 2010, the board of directors met telephonically to discuss the revised expression of interest from Merge. Representatives of Raymond James, Mintz Levin and Morris Nichols were present at this meeting. The board discussed the expression of interest to increase the merger consideration from $6.00 to $6.05 per share in cash and the other terms of the expression of interest. Mintz Levin and Morris Nichols provided legal advice on the board’s fiduciary duties and the terms of the expression of interest from Merge. After review and discussion, the board unanimously determined that the expression of interest was not a Superior Proposal. In making this determination, the board noted, among other things, that:

•	Merge did not have sufficient cash to complete the transaction;

•	Merge’s proposed financings were subject to numerous conditions, and if consummated at all, would take a minimum of six additional weeks to complete;

•	Merge had offered no funding guarantee. Under the terms of the Merge expression of interest, AMICAS would have no direct right to demand payment from Merge’s sources of financing;

•	Merge did not appear to have the available funds to cover meaningful compensation to AMICAS should a potential transaction with Merge fail to close;

•	Despite repeated requests, Merge had not provided AMICAS with access to any requested due diligence information regarding Merge which AMICAS would need to assess consummation risk, and

•	The reverse break fee was essentially an “option” to purchase AMICAS and provided neither sufficient compensation to AMICAS shareholders nor sufficient incentive to Merge to close the transaction.

On February 16, 2010, the Company advised Merge of the board of director’s determination, for the reasons set forth above, that the Merge expression of interest was not a Superior Proposal. A copy of Company’s letter dated February 16, 2010, is attached to this proxy supplement as Annex I.

On February 16, 2010, Merge sent a letter to the Company requesting that the Merge expression of interest be disclosed to AMICAS’ shareholders immediately, and that the Company authorize Merge to make such disclosure itself and release Merge from its standstill obligations. A copy of Merge’s letter dated February 16, 2010, is attached to this proxy supplement as Annex J.

The parties appeared before the Court on February 17, 2010. The Court gave AMICAS 24 hours to negotiate with Merge and report back whether the expression of interest submitted by Merge was or was not a Superior Proposal.

From February 16 through February 17, 2010, Dr. Kahane, Mr. DeNelsky and representatives from Raymond James engaged in numerous discussions with representatives from Merge regarding the latest expression of interest.

On February 17, 2010, AMICAS responded to Merge’s letter of the previous day, declining to release Merge from its contractual obligations. AMICAS indicated that it was not required to disclose Merge’s proposals to date because they were contingent expressions of interest due to, among other things, the lack of committed financing. A copy of the Company’s letter dated February 17, 2010, is attached to this proxy supplement as Annex K.

Also on February 17, 2010, AMICAS was advised by Morgan Stanley that its credit committee had approved its commitment to lend $200 million to Merge subject to numerous conditions. AMICAS also received signed commitment letters for Merge’s mezzanine financing comprising $40 of the $50 million required and a signed Morgan Stanley commitment letter with several material terms bracketed and remaining subject to Morgan Stanley’s diligence. During the evening of February 17, 2010, counsel for the parties negotiated the terms of the proposed merger agreement.

On the morning of February 18, 2010, the board of directors met telephonically to discuss the terms of the proposed merger agreement. Representatives of Raymond James and Mintz Levin were present at this meeting. Dr. Kahane provided the board with an update on the discussions between Dr. Kahane, Management and representatives from Merge. Mintz Levin then reviewed with the board progress in negotiating the terms of the proposed merger agreement and Raymond James reviewed with the board the financing terms. The board directed Raymond James and Management to continue discussions with Merge and to encourage Merge to make the previously articulated improvements to its expressions of interest so that it could be disclosed to its stockholders.

The board reconvened during the afternoon of February 18, 2010. Dr. Kahane provided the board with an update on the discussions between Management and representatives from Merge. Mintz Levin then reviewed with the board the status of the Court proceedings and the Company’s obligations to the Court. After review and discussion, the board of directors unanimously determined that Merge’s expression of interest was not a Superior Proposal. In making this determination, the board of directors noted, among other things, that:

•	Merge did not have fully committed financing for $200 million;

•	Merge required that the Company reimburse Merge’s payment of the Thoma Bravo break-up fee under certain circumstances;

•	Merge continued to resist an escrow of funds that would be available to AMICAS to secure its reverse termination fee;

•	Merge required approximately 62% of AMICAS’ outstanding stock be tendered as compared to a majority vote for the Thoma Bravo transaction; and

•	Merge had refused to provide access to diligence so that the Company could better understand the financing risk attendant with Merge’s expression of interest.

On February 18, 2010, the Court ordered that the special meeting of stockholders scheduled to be held on February 19, 2010 be adjourned pending a full hearing on the merits of the plaintiff’s allegations concerning the adequacy of the Company’s disclosures in its proxy statement. In response, on the evening of February 18, 2010, the board of directors again met telephonically and unanimously determined that a failure to adjourn the February 19th stockholder meeting would constitute a breach of the board’s fiduciary duties to the Company’s stockholders and voted to adjourn the stockholder meeting until March 4, 2010. The board of directors also reaffirmed its support of the Merger with Thoma Bravo.

On February 19, 2010, the shareholder meeting was convened and adjourned to March 4, 2010.

On February 19 and 20, 2010, the Company continued negotiations with Merge focused on the ability of the Company to access escrowed funds to secure the reverse termination fee, the terms and conditions under which Merge and AMICAS would pay termination fees to one another and the responsibility for the Thoma Bravo termination fee.

On the morning of February 21, 2010, the Company received another expression of interest from Merge. A copy of Merge’s revised expression of interest is attached to this Proxy Supplement as Annex L. Merge indicated that it would not negotiate its offer any further, and stated that the offer contained its final terms and conditions. Specifically, Merge stated “We have decided that we will maintain this offer until it is rejected by your stockholders or topped on price by a competing bid.” This “final” expression of interest was significantly less favorable to AMICAS than Merge’s most recent expression of interest. For example, AMICAS would be responsible for paying the Thoma Bravo break-up fee and also a separate break-up fee to Merge in most circumstances if the Merge transaction did not close. Additionally, this expression of interest continued to include provisions that put AMICAS’ stockholders at greater risk such as Merge’s ability to delay both the commencement and the closing of its tender offer, which would extend the period in which AMICAS’ stockholders bear the risk that the acquisition of AMICAS will fail.

The expression of interest was accompanied by a signed Morgan Stanley commitment letter that eliminated the diligence condition and contained final terms. Nevertheless, Morgan Stanley’s obligations thereunder remain subject to the following conditions, among others:

1. Merge raising $50 million of mezzanine financing, and negotiating and documenting the terms and conditions of the mezzanine financing; Merge has only raised $40 million to date.

2. Negotiation, execution and delivery of definitive loan agreements satisfactory to Morgan Stanley; Merge may fail to agree with Morgan Stanley’s proposed loan documentation.

3. The absence of a combined Merge and AMICAS material adverse change; AMICAS has been given no diligence materials relating to Merge, and has no way of meaningfully determining whether such a material adverse change is likely.

4. The accuracy and completeness of all Merge representations and warranties in the loan documents and in all information furnished to Morgan Stanley.

5. Merge must meet all of Morgan Stanley’s syndication requirements.

6. The accuracy and completeness of certain AMICAS representations and warranties.

7. Accuracy of combined company financial projections provided by Merge to Morgan Stanley; AMICAS cannot be confident that the financial projections are based on assumptions which are reasonable.

8. The commitment letter can be amended by Morgan Stanley and Merge; AMICAS has no control over amendments, which could impose additional conditions.

9. Morgan Stanley’s receipt and approval of audited financial statements for Merge and AMICAS for calendar year 2009.

10. Morgan Stanley’s receipt of evidence of solvency of the combined company; AMICAS has no sense of the likelihood of receiving satisfactory evidence of solvency.

On the afternoon of February 21, 2010, the AMICAS board met telephonically to consider this expression of interest. Representatives of Mintz Levin, Morris Nichols and Raymond James attended the meeting. The board discussed Merge’s revised expression of interest. Mintz Levin then reviewed with the board the terms of the current expression of interest. Raymond James offered their view of the terms and conditions of the expression of interest. The board discussed the expression of interest, focusing on the conditionality of the Morgan Stanley commitment and the unfavorable changes in the termination fee provisions. The board was also concerned about the timing and need for audited financial statements of Merge and AMICAS as a condition to the Morgan Stanley commitment and thus the Merge transaction. Mr. DeNelsky led the board’s discussion of these concerns and each board member expressed his views. The board then unanimously determined that this expression of interest was not a Superior Proposal.

Reasons For The Merger; Recommendation Of Our Board Of Directors

The following supplements the discussion on page 24 regarding the material factors considered by the board of directors in its consideration of the Merger.

AMICAS’ board also considered certain material risks or potentially adverse factors in making its determination and recommendation, including the following:

•	the fact that the $5.35 price per share will represent the maximum price per share receivable by AMICAS stockholders unless the Merger Agreement is terminated in accordance with its terms, and that AMICAS will cease to be a public company and its stockholders will no longer participate in any future earnings or growth of AMICAS and therefore will not benefit from any appreciation in the Company’s value, including any appreciation in value that could be realized as a result of improvements to operations;

•	the fact that gains from all-cash transactions are generally taxable to AMICAS stockholders for U.S. federal income tax purposes;

•	the fact that some of the Company’s directors and named executive officers, as stockholders, may have interests that may differ from those of AMICAS’ other stockholders (see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 32 of the Proxy Statement for more information);

•	the restrictions on the conduct of AMICAS’ business prior to the completion of the Merger, requiring AMICAS to conduct business only in the ordinary course, subject to specific limitations, which could delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger and the length of time between signing and closing when these restrictions are in place;

•	the terms of the Merger Agreement that place limitations on AMICAS’ ability to consider competing proposals and to terminate the Merger Agreement and accept a Superior Proposal;

•	the requirement that AMICAS pay to Parent and Merger Sub a termination fee of up to $8.6 million inclusive of expense reimbursement of up to $2.0 million in the event that the Merger Agreement is terminated under certain circumstances;

•	the possibility of disruption to AMICAS’ operations following the announcement of the Merger, and the resulting effect if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on the Company’s business and its relationships with customers and suppliers;

•	the fact that the Merge expression of interest relies upon debt financing that is subject to numerous conditions;

•	the fact that Merge cannot acquire AMICAS without simultaneously consummating its $200 million high-yield debt financing, which financing is conditioned upon the acquisition of 100% of AMICAS’ outstanding shares of Common Stock through a tender offer with a minimum tender condition of approximately 62% of the outstanding Common Stock of AMICAS rather than the simple majority of outstanding shares;

•	the fact that AMICAS is unlikely to be reimbursed for its payment of the Thoma Bravo break-up fee;

•	Merge’s refusal to provide AMICAS with access to diligence materials so that the Company could better understand the financing risk attendant with Merge’s expression of interest;

•	the respective representations, warranties and covenants and termination rights of the parties in the latest Merge expression of interest;

•	a transaction with Merge would require additional regulatory approvals from the SEC and other agencies, further increasing risk and creating delay; and

•	the uncertainties, delays and risks of a transaction with Merge in light of the equity commitments, guarantees and near-term consummation of the Thoma Bravo transaction.

The foregoing summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors approved and declared the advisability of the Merger Agreement based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

The following disclosure supplements the discussion at page 31 of the Proxy Statement concerning the additional considerations of Raymond James

The analyses are not appraisals nor do they necessarily reflect the prices at which assets or securities actually may be sold. In performing its analyses, Raymond James made, and was provided by certain members of our management team with, numerous assumptions with respect to industry performance, general business, economic, and regulatory conditions and other matters, many of which are beyond the control of AMICAS. The analyses performed by Raymond James, particularly those based on projections or estimates, are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses at the time of the opinion delivery. For example, the projections provided Raymond James by AMICAS management assumed internal growth only. In the ordinary course of business, AMICAS considers acquisitions, partnerships and strategic relationships. However, AMICAS did not provide to Raymond James any projections reflecting any such transactions because no significant acquisition, partnership or strategic transaction was then probable. Accordingly, Raymond James did not prepare any analyses based on financial projections incorporating the impact of any such transactions. Because the analyses Raymond James performed are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of AMICAS or its advisors, none of AMICAS, Raymond James or any other person assumes responsibility if future results or actual values are materially different from these projections, estimates, or assumptions. All such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, of the consideration to be received in the proposed Merger by holders of AMICAS common stock (other than the Parent and its affiliates). Raymond James’s opinion is directed to our board of directors and is intended for its use in considering the Merger. The per share merger consideration was determined through negotiations between our board of directors and the Parent. The opinion of Raymond James was one of many factors taken into consideration by the AMICAS board of directors in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the AMICAS board of directors or management with respect to the value of AMICAS. We placed no limits on the scope of the analysis performed by Raymond James, other than as described above.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of AMICAS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, a Raymond James securities analyst actively covers AMICAS. On November 24, 2009, this analyst disseminated a report to Raymond James clients raising the analyst’s 12-month price target for AMICAS stock to $6.00 per share. As the analyst’s estimate relates to potential future value, Raymond James did not consider the analysis in rendering its fairness opinion.

Interests of the Company’s Directors and Executive Officers in the Merger

The following disclosure amends and restates the tabular disclosure on page 33 of the Proxy Statement.

The number of vested stock options, number of accelerated stock options, value of vested stock options that will be exercised and cashed out, value of accelerated stock options that would be exercised and cashed out, outstanding shares of restricted Common Stock that would be purchased, and cash bonuses that would be paid in connection with the Merger with respect to each of our non-employee directors and executive officers is set forth below. The table also provides the value of vested stock options that would be exercised and cashed out, value of accelerated stock options that would be exercised and cashed out, and the outstanding shares of restricted Common Stock that would be purchased with respect to each of our non-employee directors and executive officers if AMICAS entered into the proposed transaction with Merge.

At the AMICAS board’s insistence, Thoma Bravo has not discussed or negotiated the terms of any employment arrangements with management going forward. Merge, on the other hand, has offered Dr. Kahane continued employment and stock options in the combined company. If the Merge transaction were to be consummated, AMICAS management and directors would receive a larger amount for their AMICAS equity holdings than would be the case under the Thoma Bravo agreement.

	Number of	Number of	Value of Vested Stock		Value of Accelerated				Cash Bonus Payable
	Vested Stock	Accelerated Stock	Option Awards		Stock Option Awards		Value of Restricted Stock		Under 2010 Executive
Name	Option Awards	Option Awards	$5.35	$6.05	$5.35	$6.05	$5.35	$6.05	Compensation Plan

Non-Employee Directors:
Stephen J. DeNelsky	48,750	3,750	$102,863	$136,988	$12,938	$15,563	$35,255	$44,381
Joseph D. Hill	270,000	7,500	425,400	614,400	21,550	26,800	31,730	39,806	—
Stephen J. Lifshatz	11,250	3,750	24,988	32,863	9,963	12,588	35,255	44,381	—
David B. Shepherd	48,750	3,750	105,075	137,450	10,100	12,725	31,730	39,806	—
John J. Sviokla	13,750	3,750	28,975	38,600	10,000	12,625	31,730	39,806	—
Executive Officers:
Stephen N. Kahane	1,672,174	729,251	4,979,349	6,149,811	1,896,409	2,406,885	—	—	620,000
Kevin C. Burns	373,715	178,577	1,023,873	1,285,473	622,137	747,141	—	—	290,000
Frank E. Stearns, Jr.(1)	—	—	—	—	—	—	—	—	—
Paul Merrild	214,582	105,210	540,068	690,275	369,092	442,739	—	—	120,000
Craig Newfield	—	180,000	—	—	648,000	774,000	—	—	110,000
Keith Stahlhut	—	45,000	—	—	129,150	160,650	—	—	75,000
Kang Wang	279,582	105,210	599,968	795,675	369,092	442,739	—	—	110,000

(1)	Frank C. Stearns, Jr., our senior vice president of client solutions, resigned effective as of January 15, 2010.

The total value of the benefits that would be paid in connection with the Merger with respect to each of our non-employee directors and executive officers is set forth below. The table also provides the total value that would be paid, with respect to each of our non-employee directors and executive officers if AMICAS entered into the proposed transaction with Merge.

	Total Value of a	Total Value of a
	Transaction at	Transaction at	Difference
Name	$5.35 per Share	$6.05 per Share	Dollars	Percentage

Non-Employee Directors:
Stephen J. Denelsky	$151,055	$196,931	$45,877	30%
Joseph D. Hill	$478,680	$681,006	$202,327	42%
Stephen J. Lifshatz	$70,205	$89,831	$19,627	28%
David B. Shepherd	$146,905	$189,981	$43,077	29%
John J. Sviokla	$70,705	$91,031	$20,327	29%
Executive Officers:
Stephen N. Kahane	$6,875,758	$9,326,696	$2,450,938	36%
Kevin C. Burns	$1,646,010	$2,430,114	$784,104	48%
Paul Merrild	$909,160	$1,228,014	$318,854	35%
Craig Newfield	$648,000	$984,000	$336,000	52%
Keith Stahlhut	$129,150	$255,650	$126,500	98%
Kang Wang	$969,060	$1,343,414	$374,354	39%
Total Officers	$11,177,138	$15,567,888	$4,390,750	39%

The following disclosure supplements the discussion at page 33 of the Proxy Statement concerning the existing change of control and severance benefits of our directors and executive officers.

The current annual base salaries for the Companies executive officers are: Dr. Kahane, $385,000; Mr. Burns, $265,000; Mr. Merrild, $190,000; Mr. Newfield, $210,000; Mr. Stahlhut, $190,000; and Mr. Wang, $210,000.

Voting Agreements

The following disclosure supplements the discussion at pages 15, 34 and 35 of the Proxy Statement concerning the voting agreement entered into by the Company and certain stockholders.

Any shares of Common Stock issued to the selected stockholders pursuant to the exercise of options shall be subject to the voting agreement entered into by the Company and the selected stockholders on December 24, 2009.

Litigation Related to the Merger

The following disclosure amends and restates the discussion on page 39 of the Proxy Statement.

On January 14, 2010, a purported stockholder class action complaint was filed in the Superior Court of Suffolk County, Massachusetts in connection with the announcement of the proposed Merger entitled Progress Associates, on behalf of itself and all others similarly situated v. AMICAS, Inc., et al., Civil Action No. 10-0174. The complaint names as defendants the Company and its directors, as well as Thoma Bravo LLC. The plaintiff purports to represent similarly situated stockholders of AMICAS. The complaint alleges that the Company and its directors breached fiduciary duties owed to our stockholders in connection with the proposed Merger. Specifically, the complaint alleges that the process used was unfair because the directors supposedly failed to solicit strategic buyers and deterred potential buyers other than Thoma Bravo; that the per share price of the proposed Merger is inadequate; that the directors had a conflict of interest due to the accelerated vesting of their options and payments thereon and rights to indemnification; and that the proxy statement was materially misleading and/or incomplete because it allegedly failed to disclose the consideration that each director would receive from vesting of his options, the amount of severance to be received by

Dr. Kahane, the amount of Raymond James’ fee, the number of potential acquirers that were financial and those that were strategic, whether companies not contacted by Raymond James expressed an interest in the Company, and the substance of the discussions between Raymond James and Thoma Bravo between October 8, 2009 and October 18, 2009. The complaint further alleges that Thoma Bravo aided and abetted the alleged breach of fiduciary duties by the Company and its directors. The plaintiff seeks certification of a class, damages, costs and fees.

On February 1, 2010, a follow-on stockholder class action complaint was filed in the same court entitled Lawrence Mannhardt, on behalf of himself and all others similarly situated v. AMICAS, Inc., et al., Civil Action 0-0412, making substantially the same allegations and seeking the same relief. We believe that the plaintiffs’ allegations are without merit; however the outcome of the litigation cannot be predicted at this time. On February 12, 2010, the parties appeared before the Court for a hearing on the plaintiffs’ motion for a preliminary injunction seeking to postpone the special meeting of stockholders scheduled for February 19, 2010. Also on February 12, 2010, the Court entered an order consolidating the two purported stockholder class actions. On February 16, 2010, Merge filed an intervenor complaint. On February 17, 2010, Merge filed a motion for a preliminary injunction. The parties appeared before the Court on February 17, 2010. On February 18, 2010, the Court ordered that the special meeting of stockholders scheduled to be held on February 19, 2010 be adjourned pending a full hearing on the merits of the plaintiff’s allegation concerning the adequacy of the Company’s disclosures in its proxy statement. Having supplemented it disclosures, the Company intends to move for an order dissolving the preliminary injunction as soon as possible.

Cautionary Statement Concerning Forward-Looking Statements

This communication, and the Proxy Statement and other documents to which we refer you in this communication, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this communication and the other documents to which we refer you in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this communication or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect Management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Statement represent our views as of the date of this communication, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

Important Additional Information Concerning the Merger and Where to Find It

AMICAS has filed a proxy statement and relevant documents concerning the Merger with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617-779-7892.

AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS shareholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors and stockholders may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition. Each of these documents is available free-of-charge at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.

Annex A

January 22, 2010

Stephen Kahane
Chairman and Chief Executive Officer
AMICAS, Inc.
20 Guest Street
Boston, MA 02135

Re: Proposal

Dear Mr. Kahane:

I have been authorized by Merge Healthcare Incorporated (“Merge”) to present a proposal for the acquisition of up to 100% of the outstanding shares of AMICAS, Inc. (“AMICAS” or “Company”) for a cash and currency consideration of $6.00 per share. The combined organization would be the largest independent imaging solution provider in the world. In addition, a combined Merge and Amicas would be able to differentiate itself in the market and cross-sell into Amicas’ installed base leveraging Merge’s market leading diagnostic viewers, clinical applications and CAD solutions. Based on the public information available, Merge believes there would be well over $10 million in cost synergies as well as additional revenue synergies with a combined 2,000 customers. The aggregate value of the proposal represents over a 10% premium in share and enterprise value above the Thoma Bravo transaction.

Merge intends to finance the transaction with Merge common stock and a commitment from Merrick RIS, LLC, Merge’s largest shareholder, GE Healthcare Capital, and Maranon Capital. GE Capital and Maranon have significant expertise in the healthcare market in general and have individually made numerous investments in the imaging space. These financing sources provide industry knowledge and ample financial resources to fund the proposal and will enable Merge to make the final proposal without a financial contingency. Merge has significant experience in this market and has completed its due diligence with regard to publicly available AMICAS information and the information provided by Raymond James. Merge will sign a merger agreement substantially similar to the agreement executed with Thoma Bravo.

In summary, the Merge Proposal represents a premium over the price being offered by Thoma Bravo filed on December 24, 2009. Merge is prepared to continue the process in an expedited manner as provided for in the merger agreement and hereby formally requests access to the data room in order to finalize our proposal.

This proposal is subject to further due diligence of the business, financial, and legal information in the AMICAS data room. As with any proposal of this kind, time is of the essence. Accordingly, the Merger Agreement between Merge and AMICAS must be consummated by 4:00 p.m., Central Daylight Time, on February 6, 2010.

Please contact me with any questions regarding the Merge proposal. We look forward to working with the board of directors and management to complete this transaction to the benefit of the Amicas shareholders.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

/s/  Justin Dearborn
Justin Dearborn
Chief Executive Officer

6737 W. Washington Street, Milwaukee, WI 53214-5650

A-1

Annex B

January 25, 2010

Stephen Kahane
Chairman and Chief Executive Officer
AMICAS, Inc.
20 Guest Street
Boston, MA 02135

Re:  Proposal

Dear Mr. Kahane:

I have been authorized by Merge Healthcare Incorporated (“Merge”) to present a proposal for the acquisition of up to 100% of the outstanding shares of AMICAS, Inc. (“AMICAS” or “Company”) for an 80% cash consideration and a 20% currency consideration of $6.00 per share. The currency consideration will be payable in fully-registered, freely tradable common stock Merge common stock priced using a fixed-price using the thirty (30) day trailing volume weighted average price of Merge common stock as of the date of the definitive agreement.

The combined organization would be the largest independent imaging solution provider in the world. In addition, a combined Merge and Amicas would be able to differentiate itself in the market and cross-sell into Amicas’ installed base leveraging Merge’s market leading diagnostic viewers, clinical applications and CAD solutions. Based on the public information available, Merge believes there would be well over $10 million in cost synergies as well as additional revenue synergies with a combined 2,000 customers. The aggregate value of the proposal represents over a 10% premium in share and enterprise value above the Thoma Bravo transaction.

Merge intends to finance the transaction with Merge common stock and a commitment from Merrick RIS, LLC, Merge’s largest shareholder, GE Healthcare Capital, and Maranon Capital. GE Capital and Maranon have significant expertise in the healthcare market in general and have individually made numerous investments in the imaging space. These financing sources provide industry knowledge and ample financial resources to fund the proposal and will enable Merge to make the final proposal without a financial contingency. Merge has significant experience in this market and has completed its due diligence with regard to publicly available AMICAS information and the information provided by Raymond James. Merge will sign a merger agreement substantially similar to the agreement executed with Thoma Bravo.

In summary, the Merge Proposal represents a premium over the price being offered by Thoma Bravo filed on December 24, 2009. Merge is prepared to continue the process in an expedited manner as provided for in the merger agreement and hereby formally requests access to the data room in order to finalize our proposal.

This proposal is subject to further due diligence of the business, financial, and legal information in the AMICAS data room. As with any proposal of this kind, time is of the essence. Accordingly, the Merger Agreement between Merge and AMICAS must be consummated by 4:00 p.m., Central Daylight Time, on February 6, 2010.

Please contact me with any questions regarding the Merge proposal. We look forward to working with the board of directors and management to complete this transaction to the benefit of the Amicas shareholders.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

/s/  Justin Dearborn
Justin Dearborn
Chief Executive Officer

6737 W. Washington Street, Milwaukee, WI 53214-5650

B-1

Annex C

January 26, 2010

Stephen Kahane
Chairman and Chief Executive Officer
AMICAS, Inc.
20 Guest Street
Boston, MA 02135

Re:  Proposal
Dear Mr. Kahane:

I have been authorized by Merge Healthcare Incorporated (“Merge”) to present a proposal for the acquisition of up to 100% of the outstanding shares of AMICAS, Inc. (“AMICAS” or “Company”) for total consideration based upon 50% cash consideration and 50% currency consideration valued at $6.00 per share. The currency consideration will be payable in fully-registered, freely tradable, Merge common stock and is a fixed share proposal with the exchange ratio related to the 50% stock component based on the thirty (30) day trailing volume weighted average price of Merge common stock (as provided by NASDAQ) as of the execution (or effective) date of the definitive agreement.

The combined organization would be the largest independent imaging solution provider in the world. In addition, a combined Merge and Amicas would be able to differentiate itself in the market and cross-sell into Amicas’ installed base leveraging Merge’s market leading diagnostic viewers, clinical applications and CAD solutions. Based on the public information available, Merge believes there would be well over $10 million in cost synergies as well as additional revenue synergies with a combined 2,000 customers. The aggregate value of the proposal represents over a 12% premium in share and enterprise value above the publically announced Thoma Bravo transaction.

Merge intends to finance the transaction with Merge common stock and a commitment from Merrick RIS, LLC, Merge’s largest shareholder, and a syndicate led by GE Healthcare Capital. GE Capital has significant expertise in the healthcare market in general and has made numerous investments in the imaging space. These financing sources provide industry knowledge and ample financial resources to fund the proposal and will enable Merge to make the final proposal without a financial contingency. Merge has significant experience in this market and has completed its due diligence with regard to publicly available AMICAS information and the information provided by Raymond James. Merge will sign a merger agreement substantially similar to the agreement executed with Thoma Bravo.

Merge will sign the confidentiality agreement as presented with a seven (7) day standstill provision. Following the expiration of the seven (7) day standstill or in the event we cannot come to terms that will allow us to move forward and gain access to the data room by January 27th, 2010, Merge, reserves its right to proceed with a public tender on the terms set forth above.

While this is not our normal approach to acquisitions, we believe our offer is superior to the current Thoma Bravo offer for Amicas. It is in the best interest of Amicas and Merge shareholders to make sure our offer is fully vetted and the interests of shareholders are placed ahead of other competing interests. It is our strong preference to proceed in a friendly, collaborative manner, and we hope that Amicas’ board will see the merits of this combination and appreciate the substantial value being offered to its shareholders.

6737 W. Washington Street, Milwaukee, WI 53214-5650

C-1

In summary, the Merge Proposal represents a premium over the price being offered by Thoma Bravo filed on December 24, 2009. Merge is prepared to continue the process in an expedited manner as provided for in the merger agreement and hereby formally requests access to the data room in order to finalize our proposal.

This proposal is contingent upon a shareholder’s vote by both organizations and the removal of or amendment to Amicas’ Rights Agreement, dated as of December 5, 2002. This proposal is subject to further due diligence of the business, financial, and legal information contained in the AMICAS data room. As with any proposal of this kind, time is of the essence. Accordingly, the Merger Agreement between Merge and AMICAS must be consummated by 4:00 p.m., Central Daylight Time, on February 6, 2010.

Please contact me with any questions regarding the Merge proposal. We look forward to working with the board of directors and management to complete this transaction to the benefit of the Amicas shareholders.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

/s/  Justin Dearborn
Justin Dearborn
Chief Executive Officer

6737 W. Washington Street, Milwaukee, WI 53214-5650

C-2

Annex D

January 27, 2010

Via E-mail and Federal Express

Justin Dearborn, CEO
Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI 53214-5650

Re:  Merge Proposal Dated January 26, 2010

Dear Mr. Dearborn:

I am in receipt of your letter and draft Confidentiality Agreement dated January 26, 2010, and appreciate your interest in AMICAS. While our Board has been unable to make a determination that Merge’s proposal has met the requirements of the Merger Agreement (discussed below), in an effort to provide Merge with an opportunity to improve its proposal, AMICAS is willing to permit Merge to have access to a subset of information in the data room, provided that Merge signs a Confidentiality Agreement in the form required by the Merger Agreement.

As stated in more detail below, the AMICAS Board has considered your prior inquiries and determined that nothing you have proposed thus far is reasonably likely to result in a transaction that would be superior to AMICAS shareholders than the current Thoma Bravo transaction. In addition, you have refused to participate in the defined go-shop process as contemplated by the Merger Agreement (as defined below); you have refused to execute a customary confidentiality agreement, which is required before Merge and its financing sources can do the necessary diligence to make a bona-fide proposal. From AMICAS’ perspective, the Merge proposal contains a percentage of Merge stock as consideration, creating difficult timing and valuation issues for a potential deal; Merge does not have sufficient cash to complete the transaction and does not appear to have sufficient financing to raise the cash needed; Merge would require the approval of its own shareholders, which creates a level of uncertainty that AMICAS’ Board deems not to be in the best interests of its shareholders; and a transaction with Merge would require additional regulatory approvals from the SEC and other agencies, further increasing risk and creating delay. In contrast, the Thoma Bravo transaction represents a fully-guaranteed, all-cash transaction with a clear roadmap to completion. A more detailed explanation of these considerations follows.

As you know, AMICAS has signed an Agreement and Plan of Merger with affiliates of Thoma Bravo dated as of December 24, 2009 (the “Merger Agreement”), which is available on EDGAR. Under Section 5.6(a) of the Merger Agreement, AMICAS cannot engage in substantive discussions or negotiations regarding Merge’s proposal unless Merge’s proposal meets the following three qualifications:

(x) Merge “is reasonably likely to have adequate sources of financing or adequate funds to consummate” the proposal;

(y) Merge has “stated in writing that it does not propose obtaining financing as a condition to its obligation” to close the deal; and

(z) “[I]t is reasonably possible that such discussions could lead to a Superior Proposal.” A “Superior Proposal” means a proposal for a price higher than the price offered by Thoma Bravo, and which would result in a transaction more favorable to the stockholders of the Company after taking into account all

Justin Dearborn, CEO
January 27, 2010

relevant factors including the form of the consideration, capital commitments (if any), timing of the proposed transaction, and risks of non-consummation.

Having received the advice of our financial advisors and outside counsel, the Board has been unable to make the required determination that Merge’s proposal has met the qualifications set forth above. Among other things, this was based upon the following:

(x) Merge does not currently have adequate funds on its balance sheet to consummate the transaction, and is at a preliminary stage in its discussions with third-party financing sources. Although Merge has proposed obtaining financing from Merrick RIS, LLC and a bank syndicate led by GE Healthcare Capital, we have not seen evidence of financing commitments on the part of any party to provide such financing, despite several requests.

(y) Merge has not stated in writing that financing will not be a condition to closing the proposed transaction. Your letter provides that Merge’s financing sources “will enable Merge to make the final proposal without a financial contingency,” but falls short of confirming that financing will not be proposed as a condition to closing. Given that Merge does not have adequate cash resources or committed sources of financing to fully guarantee performance under its proposal, the AMICAS Board is unwilling to accept Merge’s statement that there will be no “financial contingency.”

(z) The AMICAS Board also has concerns whether discussions with Merge would result in a Superior Proposal in part because:

(i) The Board prefers an all-cash transaction and the certainty of value that only cash provides. Given the substantial increase in shares outstanding and the resulting large overhang that would result from the shares to be issued to AMICAS in Merge’s proposed transaction, our financial advisors believe that the value of the Merge shares issued to AMICAS shareholders should be discounted for illiquidity due to the potential difficulty of selling such shares upon closing of the transaction.

(ii) Merge’s proposed transaction contains significant uncertainty and would impose material delay. For example, under Merge’s proposal, Merge would need to obtain the approval of Merge shareholders to: (i) amend its charter to authorize additional shares, and (ii) approve the issuance of more than 20% of its shares currently outstanding. Merge’s proposal would also require that a registration statement be filed with, and declared effective by, the SEC. Finally, Merge’s proposal would require that AMICAS re-start its shareholder approval process.

(iii) In contrast to the risk and uncertainty inherent in Merge’s proposed transaction, AMICAS’ definitive merger agreement with Thoma Bravo is fully guaranteed by Thoma Bravo and its co-investors, who have sufficient funds to close the transaction without reliance on third-party financing. It is an all-cash transaction with virtually no conditions other than the absence of a material adverse change, and we are already in the fifth week of the 45-day go-shop period, and less than four weeks from our scheduled shareholder meeting.

Based on these factors, AMICAS’ Board has been unable to determine that it is reasonably possible that discussions on the basis of Merge’s current proposal would result in a Superior Proposal.

Our Board, in accordance with its fiduciary duties and the terms of the Merger Agreement, will evaluate a revised proposal from Merge that addresses these issues should you wish to present one.

Justin Dearborn, CEO
January 27, 2010

We appreciate Merge’s interest in AMICAS, and we are willing to provide Merge with access to some material, non-public information. Kindly execute the Confidentiality Agreement as originally proposed, and indicate the nature of the information required by your lenders, and we will proceed immediately.

I, the Board and our advisors are available to discuss this letter or answer any questions you may have.

Sincerely yours,

AMICAS, Inc.

/s/  Stephen N. Kahane, MD
Stephen N. Kahane, MD
Chairman and CEO

cc:	Riley Sweat, Raymond James Kevin Burns, Senior Vice President and Chief Financial Officer Craig Newfield, Vice President and General Counsel AMICAS Board of Directors

Annex E

February 5, 2010

Mr. Riley Sweat	Mr. Reed Welch
Managing Director	Managing Director
Raymond James & Associates, Inc.	Raymond James & Associates, Inc.
2525 West End Avenue, Suite 925	1700 Lincoln Street, Suite 3030
Nashville, Tennessee 37203	Denver, Colorado 80203

Dear Sirs:

Pursuant to instructions in your Project Alta Information Materials dated December 2009, I am pleased to submit this letter regarding the revised proposal from Merge Healthcare Incorporated (“Merge”) to acquire 100% of the outstanding equity of AMICAS, Inc. (“AMICAS” or “Company”). The Board of Directors of Merge has unanimously authorized me to submit a revised proposal of $6.00 cash per common share of AMICAS (the “Revised Merge Proposal”). The Revised Merge Proposal represents over a 12% premium to the Merger Consideration provided in the Agreement and Plan of Merger by and among AMICAS, Inc., Project Alta Merger Corp. and Project Alta Holdings Corp. (the “Thoma Bravo Agreement”). The closing of the transaction with Merge will not be subject to a financing condition. Promptly after execution of a definitive merger agreement between AMICAS and Merge (the “Merge Agreement”), we would commence a tender offer for all outstanding shares of AM ICAS common stock at $6.00 cash per share.

We estimate total cash funds necessary to fund (i) the purchase of all AMICAS outstanding common shares, (ii) fees and expenses associated with the transaction and (iii) the Company Termination Fee as such term is defined in the Thoma Bravo Agreement will aggregate approximately $275 million. We intend to finance such cash needs as follows (in millions):

Issuance of Merge First Lien Senior Secured	$200
Notes (the “Notes”) Mezzanine financing	35
Available cash on Merge and AMICAS balance sheets	40

$275

Attached to this letter are (i) a letter from Morgan Stanley & Co. Incorporated stating that it is highly confident that it can arrange the sale of $200 million of Notes and (ii) an investment intent letter from Merrick RIS, LLC, our largest shareholder, indicating its intent to purchase mezzanine securities of up to $35 million if other qualified investors do not subscribe for the entire mezzanine financing requirement. As you know, to date, we have been granted only limited access to your electronic data room and no access to senior executives at AMICAS. After we complete our confirmatory diligence, and prior to the execution of the definitive Merge Agreement, Morgan Stanley, subject to approval from its Credit Commitment Committee after satisfactory completion of its full due diligence review, and our mezzanine investors (including Merrick RIS, LLC) would replace such letters with firm commitments for their respective financings.

Our legal advisors, McDermott Will & Emery LLP, have marked up the Thoma Bravo Agreement to reflect our willingness to utilize the tender offer structure and to conform to the slightly different circumstances of our proposal. We have noted all contemplated changes in the attached draft.

We have also asked McDermott to evaluate the antitrust implications, if any, of the Transaction. Based upon their review, they have not identified any issues that they believe would warrant government review extending beyond the mandatory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

E-1

Our proposal does not require Merge shareholder approval and has been unanimously authorized by our Board of Directors. Our proposal is, of course, subject to our completion of confirmatory due diligence, receipt of final financing commitments from Morgan Stanley and our mezzanine investors (including Merrick RIS, LLC) and satisfactory completion of negotiations with you and your legal advisor regarding the Merge Agreement and accompanying Schedules.

Our confirmatory due diligence review will require access to all materials in your electronic data room, including the additional information that we have requested from Riley Sweat and Craig Newfield, as well as access to select AMICAS management employees as requested by Merge. We recognize that a mutual agreement on appropriate terms and conditions for such access will be required. We are confident that all of this work can be completed in no more than two weeks. We are prepared to begin working immediately.

We very much appreciate the time you have spent with us. We are confident that a combination with Merge provides the shareholders of AMICAS with a proposal that is meaningfully superior to the proposal described in the Thoma Bravo Agreement. Further, we believe that putting our two companies together will better position the combined operation to continue to be a leading provider of image and information management solutions for image-intensive specialties in healthcare.

If you have any questions regarding this proposal, please feel to contact me directly or to contact our financial and legal advisors. Their contact information is provided below.

Financial Advisor	Legal Advisor

William H. Strong	Mark A. Harris
Vice Chairman	Partner
Morgan Stanley	McDermott, Will & Emery LLP
440 South LaSalle Street	227 West Monroe Street
Chicago, Illinois 60605	Suite 4400
Tel: 312-706-4400	Chicago, Illinois 60606
Email: william.strong@morganstanley.com	Tel: 312-984-2121 Email: mharris@mwe.com

We look forward to your response.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

/s/  Justin C. Dearborn
Justin C. Dearborn
Chief Executive Officer

Attached materials:	Markup of Merger Agreement Letter from Morgan Stanley & Co. Incorporated dated February 5, 2010 Letter from Merrick RIS, LLC dated February 5, 2010

E-2

Annex F
Confidential

February 8, 2010

Via E-mail and Federal Express

Justin Dearborn, CEO
Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI 53214-5650

Re:  Merge Proposal Dated February 5, 2010

Dear Mr. Dearborn:

Thank you for your letter of February 5, 2010 addressed to our investment bankers at Raymond James. We appreciate your interest and your efforts in making this proposal. We have presented your proposal to the AMICAS Board of Directors at a special meeting on February 6, 2010. The AMICAS Board of Directors at that meeting determined that Merge Healthcare Incorporated’s most recent proposal meets the requirements of Section 5.6(a) of the Agreement and Plan of Merger by and among AMICAS, Inc. and affiliates of Thoma Bravo, LLC dated as of December 24, 2009 (the “Merger Agreement”). As you know our shareholder meeting is scheduled for February 19, 2010, and thus time is of the essence.

We have a fully financed agreement with Thoma Bravo and its co-investors, and Thoma Bravo’s obligations to consummate the transaction are fully guaranteed directly to AMICAS. Accordingly, and pursuant to our right of specific performance under the Merger Agreement and its Exhibits, we have very little consummation risk under the Thoma Bravo Merger Agreement, and recourse to the full purchase price from entities having the demonstrated ability to make full payment. While reserving all rights and subject to the fact that this letter is expressly not a commitment of any kind, we are expressing to you below our current thoughts about your latest proposal.

1. Please provide to us, by Noon tomorrow, the forms of debt commitment letters that would be executed and delivered by Morgan Stanley and Merrick Ventures at the same time as the merger agreement is executed by Merge, assuming that Morgan Stanley and Merrick are satisfied with their confirmatory due diligence. We would expect that these letters (a) would have no conditions to close other than the conditions to close contained in the Merger Agreement with Thoma Bravo, (b) that Merrick Ventures’ commitment letter would be guaranteed to AMICAS with full recourse, including evidence that Merrick has cash available to support its commitment, and supported also by recourse to Merrick’s shares in Merge Healthcare Incorporated, and (c) by express rights provided to AMICAS as a third party beneficiary under the Merrick and Morgan Stanley letters or by other means you may propose, such that AMICAS would be put in the same position with respect to direct recourse and specific performance to the entire transaction purchase price as it is in under the Thoma Bravo Merger Agreement. Specifically, we expect no “market out”, agency rating condition or material adverse change clause as to Merge Healthcare or any conditionality other than as set forth in the Thoma Bravo Merger Agreement. Also, the second paragraph of Morgan Stanley’s letter provides for the possibility of a Merge “common stock” financing, which we had thought was now off the table - please clarify.

2. Our financial advisors have a number of outstanding questions and requests for information about the Morgan Stanley senior note financing. For example, Raymond James has requested and is requesting a detailed financial model showing leverage ratios and sources and uses of funds. Raymond James has also conveyed the Company’s requirement that Merge Healthcare will pay the break-up fee to Thoma Bravo when due, and not merely deduct this amount from the $42 million condition to closing. Raymond James has and is also requesting that Morgan Stanley provide recent comparable precedent transactions for small, unseasoned issuers showing the feasibility of consummating the note financing given the current environment for leveraged

F-1

Justin Dearborn, CEO

Confidential	February 8, 2010

finance. We ask that Morgan Stanley contact Raymond James with any questions regarding the requests that have been proposed by Raymond James, and provide all of this information immediately, together with responses to additional questions that Raymond James may have in the future.

3. We request a detailed deliverables timetable from today to initiation of your proposed tender offer and through closing of the proposed transaction. In this regard, given the AMICAS shareholder meeting on February 19, 2010, and the match rights afforded to Thoma Bravo in the Merger Agreement, we must have your responses to the issues raised in this letter and your proposed guarantees and commitment letters by Noon tomorrow (Eastern), and your best and last proposal no later than February 12, 2010. We believe this proposal should have your best and last transaction documents, including guarantees and commitment letters, and evidence of approvals of the Morgan Stanley credit committee and similar required approvals within Merrick Ventures, and that you address the items set forth in this letter and other items AMICAS or its advisors we may request during our negotiations.

4. We are working on a revision to your mark-up of the merger agreement, and we anticipate being able to send this to you tomorrow and upon confirmation from you regarding the matters above. We note in this regard, however, that we will need to confirm your antitrust analysis, and we will revise the merger agreement consistent with the provisions above concerning consummation risk and responsibility for the Thoma Bravo break-up fee among other things.

5. As to your outstanding due diligence requests, we believe you already have access to all information in the data room that is not highly competitive in nature, and that you have access to all the information that is necessary for Morgan Stanley to perform its analysis and obtain the approval of its credit committee. We are willing to provide Morgan Stanley with unfettered access to the data room provided that Merge Healthcare, Merrick Ventures and Morgan Stanley agree in writing that any items being withheld from Merge Healthcare and Merrick Ventures due to their highly competitive nature (including any summaries, extracts, portions, notes and derivatives thereof) shall be accessed and used by Morgan Stanley and no other person or entity for the sole purpose of determining the credit-worthiness of the combined entity, and shall not be provided or described to Merge Healthcare or Merrick Ventures until further on in the process when AMICAS in its sole discretion deems it appropriate, but in any event before you would be committed to a transaction.

Given the time exigencies, we request (i) a written response by Noon tomorrow (Eastern), including a letter that addresses all of the issues raised herein and your proposed guarantees and financing commitment letters, and (ii) your best and final proposal including all agreements and supporting documentation and approvals by Noon (Eastern) on Friday, February 12, 2010. While again, this letter does not constitute a commitment of any sort on the part of AMICAS, we look forward to working with you as expeditiously as possible to attempt to resolve the matters set forth above.

Sincerely yours,

AMICAS, Inc.

/s/  Stephen N. Kahane, MD
Stephen N. Kahane, MD
Chairman and CEO

cc:	Riley Sweat, Raymond James Kevin Burns, Senior Vice President and Chief Financial Officer Craig Newfield, Vice President and General Counsel AMICAS Board of Directors

F-2

Annex G

February 8, 2010

Dr. Stephen Kahane
Chairman and Chief Executive Officer AMICAS, Inc.
20 Guest Street
Boston, MA 02135

Re:  Proposal

Dear Dr. Kahane:

We are in receipt of your letter dated today that I received by e-mail. We are delighted that the AMICAS Board recognizes Merge has submitted a proposal that is superior to the Thoma Bravo transaction. We are also delighted that you recognize that “time is of the essence.” We hope that we can now get full cooperation from your Representatives for our reasonable requests that will assist us in finalizing it into a Superior Proposal.

As you know, to complete this process, we need full access to all diligence materials in your electronic data room. Given the relatively insignificant customer overlap between the companies, we doubt that there are any “highly competitive” materials contained in your data room. Nevertheless, we are willing to agree to limit access to those materials to our Representatives, including Morgan Stanley, with the agreement that any items being withheld from Merge and Merrick Ventures due to their highly competitive nature (including any summaries, extracts, portions, notes and derivatives thereof) shall be accessed and used solely by the Representatives and no Merge or Merrick personnel, and shall not be provided or described to Merge or Merrick Ventures until further on in the process, but in any event before Merge would be committed to a transaction.

We have also sought, for some time, full access to appropriate senior executives of AMICAS to allow us to complete our diligence. We understand that your senior management will be made available to us and the Morgan Stanley team on Thursday in Boston and that we can visit your Delray Beach facility on Friday. We are making arrangements now and expect to be able to make that work.

As to the funding of our Superior Proposal, we intend to provide you with industry standard financing commitments from Morgan Stanley & Co. Incorporated for $200 million upon satisfactory completion of their due diligence and approval by their Credit Commitment Committee, both of which will be completed promptly and prior to signing the definitive Merger Agreement. Like Thoma Bravo, Merge expects to fund its transaction with senior notes placed by Morgan Stanley with third party investors. Here, in addition, Morgan Stanley intends to provide a “bridge” commitment for the entire $200 million, pursuant to which it will lend the full amount to Merge if Merge is unable to close its notes offering prior to the transaction closing.

Therefore, review of other high yield financings that have occurred in the marketplace is not necessary and irrelevant. The successful placement of senior notes is our risk, not yours.

Our mezzanine financing will similarly be syndicated among various highly interested investors, with the expectation of closing simultaneously with the acquisition closing. Like the Morgan Stanley “bridge,” this mezzanine commitment will be backstopped by an investment commitment by Merrick RIS, LLC in the amount of $35 million. Merrick RIS is, itself, a highly credit-worthy entity, with no debt and marketable securities (Merge common stock) worth over $50 million. Merrick RIS will also agree to subscription documents with Merge equivalent to the funding obligations of the investors of the various funds sponsored by Thoma Bravo and its partners, as contemplated by the concept of “Non-Recourse Party’s obligations to make capital contributions to [those funds]” contained in proposed Form of Guarantee that we received from Riley Sweat. Merrick RIS will receive the cash to make this additional investment from its owners, Merrick Ventures

6737 W. Washington Street, Milwaukee, WI 53214-5650

and Mr. Ferro, who will enter into commitment agreements to invest $35 million in Merrick RIS on the same committed basis as the Thoma Bravo’s investors have vis a vis the Thoma Bravo funds. Merrick Ventures has over $7 million in cash on its balance sheet and no debt. If you require, Mr. Ferro can provide additional confirmation from Bank of America/Merrill Lynch of his ability to obtain at least $30 million in cash on demand.

In short, we believe that the “guarantees” of the Thoma Bravo and other sponsored funds are no better that the equity commitments of their many and varied fund investors. Amicas has no right to enforce those commitments against the likely hundreds of Limited Partners who actually hold the cash. While those funds presumably have their own complicated internal mechanisms to handle defaulting partners, the distinct possibility will remain that some or many of those Limited Partners will choose, or be unable, to fund. By contrast, Merge’s open-ended agreement to complete its transaction is backed by its own assets, as well as by its direct recourse against Morgan Stanley and Merrick/Mr. Ferro. The documentation will give Merge the same or better rights to enforce their financing commitments as the sponsored funds would have against their investors.

As a result of these financing commitments and back-stops, AMICAS will be in a better position with the Merge Superior Proposal than with the Thoma Bravo transaction. First, Merge itself will be the direct counterparty to AMICAS. Merge is an operating company with no debt, a strong balance sheet and a highly-profitable business, enjoying an enterprise value of over $150 million. Project Alta Holdings Corp., of course, is a newly-formed shell with no assets.

Second, Merge has two ultimate sources of cash - Morgan Stanley ($200 million) and Merrick/Michael Ferro ($35 million). The actual sources of cash for Project Alta Holdings Corp. are, at best, more diverse and probably also more uncertain. While AMICAS has “guarantees” from various Funds (some related to Thoma Bravo, some not), based on the Form of Guarantee that we received, it appears that AMICAS has also released virtually everyone connected with those Funds from any liability under the Guarantees, except for the Funds themselves and except to the extent the Funds’ investors have commitments under their respective fund documents. As a result, we seriously doubt whether those Funds, unlike Morgan Stanley or Mr. Ferro, currently have over $200 million in cash (rather than capital commitments from investors) to affect their deal. Typically, private equity funds only hold limited amounts of cash and illiquid investments in other portfolio companies (of unknown, and possibly unknowable, value, and certainly less marketable than Merrick RIS’ stock in Merge). They usually only draw down capital commitments from their investors to raise cash to close deals and can do so only after satisfying a variety of conditions and requirements. We presume that AMICAS has completed full diligence of each of these Funds’ organizational documents to ensure that that no “key man” or other funding conditions would be implicated here and that all of their investors (presumably dozens, if not hundreds, of limited partners) remain fully solvent and capable of funding to support their commitments, etc. In any event, it would always be easier to deal with only two capital sources - Morgan Stanley and Merrick/Mr. Ferro - than the dozens or hundreds contemplated by the Thoma Bravo deal.

Third, if we reach a definitive agreement, Merge’s obligation to AMICAS to close this transaction will be uncapped. As we understand the Form of Guarantee, neither the Thoma Bravo Funds, nor any of the other Funds, have stepped up with an unconditional obligation for the entire purchase price. Rather, all of their Guarantees are likely “capped” - presumably at their pro rata share of the funding commitment. Based on your Proxy materials, it is not transparent what would happen if even one of those Funds failed to fund at closing. We can only assume that the transaction could not close at all. This risk seems rather significant to us, and we puzzle why the Proxy materials have not addressed this issue in more detail. We recognize, of course, that we have not seen the actual Guarantees from Thoma Bravo and its partners and that they may actually be different from the Form of Guarantee that we received. Given the seemingly immense importance that the Board is now placing on those Guarantees, we puzzle why they have not been filed as “material contracts” with your Form 8-K or more completely described in your Proxy materials, but we assume that you have thoughtfully considered that issue.

With respect to the balance of your letter, we are working on our forms of commitment and hope to provide them to you tomorrow. That said, our ability to do so has been severely hampered by our receipt of

6737 W. Washington Street, Milwaukee, WI 53214-5650

your request less than 24 hours before your deadline. Given that since Saturday we have been asking your Representatives for a response, and did not even get an answer to our questions about “process” when our counsel spoke this morning, the immediacy of this request is baffling.

We will also prepare a timeline to closing, although I suspect that both your counsel and ours already know how long this will take using the tender offer structure.

As to the ultimate process here, we have made our best offer possible given the significant diligence and procedural handicaps. We are very interested in consummating this transaction, and, once we have full access to all diligence materials and senior executives, we may identify further synergies. If so, we may be able to increase our already superior proposal. We will notify you promptly if we can.

Finally, given the materially higher per share cash price in our Superior Proposal when compared to the Thoma Bravo proposal and our stronger financing plan, we believe that it is incumbent on AMICAS and its Board to permit us to complete our due diligence and financing matters without artificial timing pressures. At best, we will have access to your management team at the earliest on Thursday and to your largest facility only on Friday. It can only harm your stockholders if your proxy timing prevents the Superior Proposal from being consummated. Fortunately, Section 5.5(a) of the Thoma Bravo Merger Agreement gives you full discretion to postpone that meeting; we urge you to use it promptly.

Please contact me with any questions. We look forward to working with the board of directors and management to complete this transaction to the benefit of the AMICAS shareholders.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

/s/  Justin C. Dearborn
Justin C. Dearborn
Chief Executive Officer

6737 W. Washington Street, Milwaukee, WI 53214-5650

Annex H

Confidential

February 9, 2010

Via E-mail and Federal Express

Justin Dearborn, CEO
Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI 53214-5650

Re:	Merge Proposal Dated February 5, 2010 Your Letter dated February 8, 2010

Dear Mr. Dearborn:

Thank you for your letter of early this morning. AMICAS and its Board appreciate the efforts that Merge is making and will continue to carefully evaluate Merge’s proposals and revisions. We have and will continue to work with Merge in good faith, but we have some serious and legitimate concerns with the behaviors that have been exhibited by Merge to date. In that spirit of good faith and the Board’s desire to maximize shareholder value, let me address the essence of our different points of view and areas where we believe are currently deficient.

First, our Board has not determined that the Merge proposal is a Superior Proposal; our Board has only determined that it is reasonably possible that discussions with Merge could lead to a Superior Proposal.

Second, Morgan Stanley’s access to the data room has been entirely within your control. All you have needed to do is agree to the precise language of Paragraph number 5 in my letter to you yesterday. I understand that you now agree, and that Morgan Stanley has been provided with the access that was requested.

Third, we have significant concerns raised by Merge’s prior actions. In temporal order:

(a) In connection with our purchase of Emageon Inc., we were provided with copies of Merge’s letters to Emageon seeking to acquire Emageon, and we have knowledge of the conversations between Merge, Michael Ferro and Emageon. The facts of that interaction suggest that Merge and Merrick were unable to obtain financing to acquire Emageon, a much smaller company than AMICAS. In addition, Merge and Merrick ultimately demanded and accepted a commercial transaction between the parties rather than an acquisition - a course of dealing which speaks for itself.

(b) AMICAS’ transaction with Thoma Bravo was announced publicly on December 24, 2009. It is our understanding from your team that Merge, Merrick and Mr. Ferro were preoccupied by other potential transactions and discussions in the late December through mid-January time frame. During approximately the same time frame, Mr. Ferro contacted me on a number of occasions stating a number of times his fervent desire to access the AMICAS data room but without putting any proposals in writing. As we are competitors, this was of real concern.

(c) On January 22, 2010, fully four plus weeks after the Thoma Bravo merger agreement was announced and the Go-Shop commenced, we received the first proposal from Merge. This proposal was clearly not qualified under the Thoma Bravo Merger Agreement, was clearly inferior to the Thoma Bravo Proposal and was promptly rejected by the AMICAS Board. This offer did not even specify the proportion of cash and stock being offered as consideration to AMICAS shareholders. This proposal was followed promptly by a second proposal dated January 25, 2010 with the cash/stock mix at 80/20, and then a third proposal dated January 26, 2010 - positioned as being an improvement over the second - with the mix at 50/50 (cash/stock). These proposals were all vague and taken together with Mr. Ferro’s data room requests and the prior Emageon experience, led us to believe that Merge was searching for a strategy to either benefit from, or disrupt, our pending transaction with Thoma Bravo.

(d) Finally, just one day before the go-shop expired, we received your most recent proposal, touting a completely different financing structure. We find this timing to be curious at best and given the lack of committed financing, consistent with Merge’s apparent prior strategy of disrupting the current transaction.

Confidential

Justin Dearborn, CEO
February 9, 2010

Fourth, we question the feasibility of Morgan Stanley issuing a fully committed, guaranteed bridge commitment, independent of the high-yield offering, until it fills its order book for the Notes. Based on the required convergence of multiple events and the small, unseasoned status of Merge/AMICAS as an issuer, we and our financial advisors see serious risk to the certainty and timely completion of your proposed highly leveraged financing. Our financial advisors are not aware of any recent successful financings in healthcare IT or other areas that are based on pro-forma financial results from an unseasoned issuer with a history of losses and this level of leverage. Raymond James has asked several times for information that would enable our Board to evaluate the probability of successful financing in the current market, including the model and marketing strategy being used by Morgan Stanley, and we again ask for your cooperation in providing us with the information necessary for us to evaluate your proposed strategy and related matters, all as listed on Exhibit A.

Fifth, in your new proposal, you ask us to rely on Merge and Merrick to enforce financing commitments which would be made only to Merge. Even assuming that the financing commitments are forthcoming from Morgan Stanley and Merrick, we will have no direct recourse to the sources of financing, as in the present transaction. Instead, you are asking AMICAS to rely on Merge’s willingness and ability to force Morgan Stanley and Merrick to fund their respective portions of the closing consideration. In contrast and despite your assertions to the contrary, we have guarantees from first tier private equity funds that we can enforce directly against them via specific performance if they should fail to fund. Those private equity funds have equity capital commitments already, and you do not. We also understand that they have net worths much greater than the transaction value, and Merge and Merrick do not. These guarantees are top end of market full recourse guarantees to the committed equity capital. Full recourse against a microcap company with a market capitalization significantly below the amount of funds needed to close the transaction and uncommitted highly leveraged debt financing is simply not comparable. Importantly, Merrick’s commitment is illusory and essentially “double” counting Merge’s $150,000,000 market capitalization because its only assets are Merge’s shares. If you are not able to acknowledge (1) the significant difference between a 100% equity committed deal scheduled to close next week, and a highly leveraged transaction with a significantly longer timeframe, and (2) the value of certainty to our stockholders, it will be very hard to negotiate a transaction. AMICAS and its Board of Directors nevertheless remain committed to working with you to see if we can agree on something that provides equivalent or better certainty and value to our shareholders.

In spite of all of the above, the AMICAS Board has afforded you every opportunity to participate in this process. For example, although the Board was unable to determine that Merge’s letter of January 26, 2010 met the standard of Section 5.6(a) of the Merger Agreement, the Company negotiated a waiver from Thoma Bravo and permitted Merge into the data room. Since being admitted into the data room, Merge has ushered in a variety of third parties, none of whom have spent any material time or effort performing due diligence, substantially all of which has been performed by Merge and/or its affiliate Merrick RIS. Merge of course signed a nondisclosure agreement with AMICAS dated January 29, 2010, but has since wasted no time in stating its willingness to breach this non-disclosure agreement and make public the existence and/or details of its letter(s) to AMICAS, based on questionable claims of necessity under the securities laws. Now, having originally received the Go-Shop materials on January 4, 2010, having submitted its more recent proposal on the 44th day of the Go-Shop, and less than two weeks from the Closing of the Thoma Bravo acquisition, Merge is claiming that AMICAS is delaying Merge, and suggesting that AMICAS should delay its stockholder’s meeting.

Confidential

Justin Dearborn, CEO
February 9, 2010

Also, as you know, we have offered and continue to offer Morgan Stanley an opportunity to present to our Board so our Board and financial advisors can understand why Morgan Stanley’s high yield bankers believe that they can raise the funds necessary to complete the transaction. We have had interaction with only one person at Morgan Stanley throughout this process, and as noted above Morgan Stanley has failed to respond to the reasonable questions and requests for information that have been provided by our investment banker. If the financing, and commitment, are actually available, we cannot fathom why you would not provide this information quickly, and in a clearly understood and organized fashion.

Finally, I want to reiterate the desire of the AMICAS Board to work with Merge and its affiliates and Representatives in a productive fashion. We hope that this letter will help you to understand our concerns, and provide further guidance as to the information and structure that we believe will improve your proposal.

Please call me with any questions you may have regarding this letter.

Sincerely Yours,

AMICAS, Inc.

/s/  Stephen N. Kahane, M.D.
Stephen N. Kahane, M.D.
Chairman and CEO

cc:	Riley Sweat, Managing Director, Raymond James & Associates, Inc.
Reed Welch, Managing Director, Raymond James & Associates, Inc.
Kevin Burns, SVP and CFO, AMICAS, Inc.
Craig Newfield, VP and General Counsel, AMICAS, Inc.
AMICAS, Inc. Board of Directors

Annex I

Confidential

February 16, 2010

Via E-mail and Federal Express

Justin Dearborn, CEO
Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI 53214-5650

Re:  Merge Summary of Terms sent February 15, 2010

Dear Mr. Dearborn:

I appreciate the interest regarding a potential transaction with AMICAS that Merge Healthcare has expressed during our recent discussions, including the bullet point summary of terms communicated via email by Bill Strong of Morgan Stanley to Riley Sweat of Raymond James last evening. We have responded with guidance regarding concerns the AMICAS Board of Directors had with your prior indications of interest, and we provided specific guidance how your proposal could be improved such that it could be made a superior proposal. Although Merge has had the benefit of this feedback and guidance, your most recent e-mail summary fails to address our Board’s concerns and therefore our Board cannot conclude that Merge has submitted a superior proposal.

AMICAS and its Board appreciate the efforts that Merge has made, and we have carefully evaluated Merge’s numerous indications of interest. We have worked with Merge in good faith in an effort to maximize shareholder value; however, we continue to have serious concerns about the summary of proposed terms submitted by Merge. This letter will reiterate the deficiencies that we believe continue to exist in Merge’s latest indication of interest.

Merge has submitted several conditional proposals over the past three weeks; all contain material structural defects, and none meet the criteria required to be considered a superior proposal. We have actively worked with Merge to advance these discussions, and we have consistently described what our Board believes is required in order for Merge’s indication of interest to become a bone fide proposal that qualifies as superior to our existing agreement with Thoma Bravo. At our invitation, Morgan Stanley presented its preliminary financing proposal to our Board of Directors. In addition, our executive team has met in person with Merge’s team and has participated in numerous ‘due diligence’ work sessions, investing substantial time and resources in this effort. Our Board has met and carefully considered your most recent summary of proposed terms, as it has for each of Merge’s prior indications of interest. After due consideration last evening, our Board unanimously determined that Merge has not submitted a Superior Proposal.

As you know, AMICAS currently has an agreement with Thoma Bravo that is fully financed and guaranteed, and our stockholders will receive $5.35 in cash for their shares promptly after an affirmative shareholder vote this Friday. Thoma Bravo has confirmed that all funds necessary to close the transaction are ready and available for a closing on Friday. This is in stark contrast to the tentative Merge financing proposal, which would impose significant delay, risk and uncertainty upon AMICAS stockholders:

•	Merge does not have fully committed financing for $200M. While Merge has proposed a $200 million “bridge financing” from Morgan Stanley (which typically implies immediate availability of funds), Morgan Stanley’s presentation to our Board reflected a “backstop financing” that would only be

Justin Dearborn, CEO

Confidential	February 16, 2010

available, if at all, after Morgan Stanley’s inability to successfully market a $200 million high yield debt financing to potential investors. This high yield debt financing would extend over a period of at least six weeks during which offering documents would need to be prepared, financing documents would need to be negotiated and the marketing of the debt securities would need to occur.

During this entire time, AMICAS stockholders would be subject to the risk that this financing plan (both the debt offering and the “backstop”) might fail due to a number of contingencies that do not exist in the Thoma Bravo transaction. The Morgan Stanley form of commitment letter contains numerous conditions and contingencies, some not even disclosed to us because they are in the fee schedule, which you have declined to provide. Among other things, the financing could fail due to events or circumstances affecting either Merge or AMICAS that would materially affect the pro forma combined company. Importantly, even developments that would not enable Merge to terminate its agreement with AMICAS would give Morgan Stanley the right to refuse to finance the transaction, leaving Merge with obligations it clearly cannot satisfy and ultimately leaving AMICAS shareholders without the $200 million. Failure to deliver the $200 million would result in a failed transaction.

•	There is no evidence that a $35M mezzanine exists. Merge has proposed, and Morgan Stanley requires as a condition to its financing, a $35 million mezzanine financing from Mr. Michael Ferro and Merrick Ventures. Despite repeated requests, AMICAS has not been provided with any financial statements or any other information to evidence that either of these parties has the financial wherewithal to consummate such a financing. Your most recent outline of terms suggests that you will segregate or escrow $25 of the $35 million in cash or marketable securities and provide us with “reasonable assurances” that you will find the other $12 million. However, from our point of view, (a) we suspect that this $25 million in marketable securities represents your previously proffered $25 million in Merge common stock held by Merrick RIS, and we asked for evidence that the cash exists to fund the mezzanine financing that is a condition of Morgan Stanley’s commitment, not Merge shares; and (b) we fail to understand how you can expect us to believe in your ability to obtain financing when you cannot verify the source of the remaining $12 million dollars (let alone the first $25 million dollars), yet you say Mr. Ferro has $30 million dollars available immediately. Failure by Merrick Ventures to deliver cash to fund the $35 million mezzanine financing would result in a failed transaction.

•	The transaction is not guaranteed. Even if we assume that acceptable financing commitments might be forthcoming from Morgan Stanley, Merrick Ventures and Mr. Ferro, AMICAS would have no direct right to demand payment from those sources of financing, and thus no funding guarantee, as compared to the fully funded and guaranteed transaction with Thoma Bravo. This means that if Morgan Stanley cannot find investors for the high yield notes, AMICAS’ shareholders would have no direct contractual right to collect the $200 million from Morgan Stanley, or from Mr. Ferro. Instead, you are asking AMICAS to rely on Merge’s willingness and ability to force Morgan Stanley to fund the $200 million backstop in the face of the numerous contingencies in the draft commitment letter. In addition, you are asking us to rely on Merrick’s willingness and ability to force its controlling owner Mr. Ferro to fund the $35 million mezzanine financing. As mentioned above, a guaranty from Merrick or Mr. Ferro for the $35 million mezzanine financing has no value without evidence that the money is immediately available. On numerous occasions we have asked that these funds be placed in escrow in cash to secure a substantial reverse break-up fee, such that Merge and/or Mr. Ferro would have substantial capital at risk, to provide tangible incentive for Merge and Mr. Ferro to close the Morgan Stanley financing, and to provide meaningful recourse for a failed transaction.

Justin Dearborn, CEO

Confidential	February 16, 2010

In contrast, with Thoma Bravo we have guarantees from first tier private equity funds that we can enforce directly via specific performance against those funds if they should fail to fund. Those private equity funds have equity capital commitments already. Thoma Bravo has confirmed that all funds necessary to close the transaction are ready and available for a closing on Friday, and you have not called the capital from Mr. Ferro. We also understand that the Thoma Bravo private equity funds have an aggregate net worth much greater than the transaction value, and Merge and Merrick do not. These guarantees are top end of market full recourse guarantees to the committed equity capital. Full recourse against a microcap company with a market capitalization significantly below the amount of funds needed to close the transaction, in tandem with uncommitted, highly leveraged debt and mezzanine financings, is simply not comparable.

•	Merge proposes an unfunded reverse break-up fee vs. guaranteed funding in the Thoma Bravo Agreement. As noted above, AMICAS has asked that Merge put substantial money in escrow to provide meaningful compensation to AMICAS should the Merge transaction fail to close. Merge has offered a reverse break-up fee of $11 million, a small fraction of the transaction value. Upon review of Merge’s December 31, 2009 balance sheet, we see only $19.6 million in cash, which is not enough to fund the $11 million reverse break-up fee plus the $9.6 in fees that Merge is promising to pay upon execution of an agreement with AMICAS. In essence, Merge’s proposal represents an $11 million purchase option on AMICAS, compared to a guaranteed $217 million transaction with Thoma Bravo, and Merge doesn’t appear to have the available funds to cover even that.

•	AMICAS has been given no information. Despite repeated requests, Merge has not provided AMICAS with access to any requested due diligence information regarding Merge — not a single document has been provided. This has occurred despite the substantial new risk that would be imposed on AMICAS by the conditions in the Morgan Stanley backstop financing that are dependent on Merge and its financial performance. The terms proposed make clear that AMICAS investors would be asked to bear the risk of a combined company MAC; consequently, AMICAS must complete reasonable diligence on Merge Healthcare in order to assess this risk. We have asked for access to basic information and we have received nothing to date. In contrast, AMICAS has made available to Merge over 2,200 documents comprising 37,000 pages of information, including detailed analyses of specific questions presented by Merge and Morgan Stanley, access to AMICAS executive management in an all-day meeting and in numerous detailed diligence phone calls as requested, as well as access to our Board for a presentation by Morgan Stanley regarding the proposed high yield debt financing. On several other occasions, our lead independent director has been made available as well.

The foregoing concerns have been brought to your attention on several occasions, including my letter to you dated February 9, 2010 (attached for your convenience).

Despite of all of the above, in accordance with its fiduciary duties and the terms of the Merger Agreement, the AMICAS Board has afforded you every opportunity to deliver a compelling proposal. Although the AMICAS Board was unable to determine that Merge’s letter of January 26, 2010 met the standard required for AMICAS to engage with Merge pursuant to Section 5.6(a) of the Merger Agreement, the Company negotiated a waiver from Thoma Bravo and permitted Merge into the confidential data room. We have worked in good faith by spending countless hours and Company resources in furtherance of a potential Merge proposal; however, your proposals continue to lack guaranteed financing commitments required to fund a transaction. We note for the record that your need for confirmatory diligence was not a factor in our Board’s decision.

Justin Dearborn, CEO

Confidential	February 16, 2010

Our Board continues to believe the Thoma Bravo proposal is superior to the Merge expressions of interest, and thus cannot, without jeopardizing the agreement with Thoma Bravo, delay our shareholders meeting. Nevertheless, we hereby invite you, again, to make a bona fide proposal that might qualify as superior to the Thoma Bravo proposal.

We also reject your claims that we have delayed your ability to get to a superior proposal. Merge originally received the Go-Shop materials on January 4, 2010, submitted a proposal on the 44th day of the 45-day Go-Shop, and then submitted its most recent proposal three business days from the scheduled Closing of the Thoma Bravo acquisition. None of these proposals has contained a fully committed financing structure or a funding guarantee, and Merge has failed to provide AMICAS with any due diligence information.

I, our lead director, and our advisors are available to discuss this letter or answer any questions you may have.

Sincerely yours,

AMICAS, Inc.

/s/  Stephen N. Kahane, MD
Stephen N. Kahane, MD
Chairman and CEO

cc:	Riley Sweat, Raymond James Kevin Burns, Senior Vice President and Chief Financial Officer Craig Newfield, Vice President and General Counsel AMICAS Board of Directors

Annex J

February 16, 2010

Dr. Stephen Kahane
Chairman and Chief Executive Officer
AMICAS, Inc.
20 Guest Street
Boston, MA 02135

Re: Proposal

Dear Dr. Kahane:

I have received your February 16th letter earlier this morning. We obviously disagree with your conclusions regarding the Merge Proposal, as well as many of the factual statements upon which those conclusions appear to be based. In fact, we believe that the Merge Proposal is obviously in the best interests of AMICAS’ stockholders. As a result, we will continue to work to demonstrate to those stockholders and the AMICAS Board that Merge’s $6.05 cash per share offer is superior to AMICAS’ pending $5.35 deal with Thoma Bravo.

Given that time is of the essence in light of AMICAS’ stockholder meeting scheduled for this Friday, it is critical that the basic facts regarding the Merge Proposal be announced to AMICAS’ stockholders as soon as possible. We have been advised by your counsel and other advisors that AMICAS does not intend to make such an announcement, and we interpret your letter of this morning as being consistent with that advice. We believe that it would be clear abuse of the Confidentiality Agreement between the parties, dated as of January 29, 2010, if AMICAS were to attempt to use the Confidentiality Agreement to prevent Merge from getting those critical facts about its proposal into the hands of AMICAS’ stockholders prior to such vote. Despite our belief that AMICAS has breached its obligations to Merge under the Confidentiality Agreement, thereby rendering the purported limitations of Sections 4, 9 and 11 thereof inapplicable, in the hope of avoiding litigation regarding this matter, we request that:

•	AMICAS specifically authorize Merge, in writing, as contemplated by our Confidentiality Agreement, dated January 29, 2010, including, without limitation, Sections 4, 9 and 11 thereof, to announce the basic facts about the Merge Proposal as soon as reasonably practical;

•	AMICAS specifically authorize Merge, in writing, to take any and all actions, in its sole discretion, that may otherwise purportedly be restricted under clauses (a) through (e) of Section 9 of such Confidentiality Agreement; and

•	AMICAS specifically authorize and consent to Merge’s acquisition of more than 5% of AMICAS’ outstanding common stock consistent with the last parenthetical of the second sentence in Section 9 of such Confidentiality Agreement.

In addition, we also request that AMICAS promptly confirm that it has not provided Merge or its Representatives with any confidential or non-public information about AMICAS that would be material to an investor’s decision whether to buy or sell AMICAS common stock in the market or to an AMICAS’ stockholder’s decision whether or not to approve the pending Thoma Bravo transaction. If you believe that any such information has been provided to Merge, we please specifically identify such information and indicate when AMICAS intends to announce such information to the public.

As you are undoubtedly aware, we believe that the Merge Proposal and Merge’s long-standing interest to acquire or combine with AMICAS are material facts that should be made known to AMICAS’ stockholders

J-1

well in advance of any stockholder vote on the Thoma Bravo merger transaction. We believe that withholding that critical information from your stockholders is both a breach of the fiduciary duties that you and the other Directors and officers of AMICAS have to those stockholders and a violation of the Proxy disclosure requirements under federal securities laws. We are prepared to take whatever actions are legally permissible to ensure that your stockholders have access to that highly relevant, material fact prior to any vote on the Thoma Bravo transaction.

We await your response.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

/s/  Justin C. Dearborn
Justin C. Dearborn
Chief Executive Officer

J-2

Annex K
Confidential

February 17, 2010

Via E-mail and Federal Express

Justin Dearborn, CEO
Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI 53214-5650

Re:  Merge Letter Sent February 16, 2010

Dear Mr. Dearborn:

I am in receipt of your letter dated February 16, 2010. As you know, our prior correspondence provides you with explicit instructions as to how your proposal must be improved in order for it to be considered a superior proposal under the terms of the Thoma Bravo Merger Agreement.

As to your suggestion that we publicly announce your proposal, we do not believe it is material for two reasons. First, after careful consideration, our Board has determined that it could not, consistent with its fiduciary duties, choose your current proposal over the Thoma Bravo proposal; your proposal simply contains too much uncertainty and optionality when compared with the Thoma Bravo transaction. Second, although the Board remains open to considering an improved proposal should you wish to submit one, your conduct to date does not suggest you can or will do so. This conclusion is supported by the fact that despite your “long-standing interest to acquire or combine with AMICAS,” you waited long after the December announcement of the Thoma Bravo transaction to begin diligence, seek to secure financing or make a proposal. Indeed, your conduct in pressing this issue only at this late date suggests that your intent is only to interfere with our current merger agreement. Thus, the current status of your proposal, as well as your conduct to date, indicate that the “basic facts regarding the Merge Proposal” are not material to our stockholders’ decision whether to vote for the Thoma Bravo transaction. Indeed, disclosure of those facts would be an example of “the principle that too much information can be as misleading as too little,” recently articulated by the Delaware Court of Chancery.

As to the Confidentiality Agreement, we agreed to provide you and your representatives with confidential information and to enter into negotiations with you based upon your agreement to keep the negotiations and such information confidential and to refrain from certain actions. Rather than “abuse” that agreement, we have been extremely cooperative in providing you with information and we have continued to respond to your requests for information as recently as yesterday. Please be on notice that we believe that any disclosure in violation of your agreement could harm us and our stockholders. In order to protect our stockholders from a diminution in value of their shares, we intend to fully enforce that agreement and to seek a full measure of damages for any harm caused by your violation.

With the foregoing in mind, we specifically reject your request that we authorize you “to announce the basic facts about the Merge Proposal as soon as reasonably practical.” We specifically reject your request that we authorize you “to take any and all actions, in [your] sole discretion, that may otherwise purportedly be restricted under clauses (a) through (e) of Section 9 of such Confidentiality Agreement.” We specifically reject your request that we authorize and consent to your “acquisition of more than 5% of AMICAS’ outstanding Common Stock.” Finally, we specifically deny your request to make any confirmations with respect to the

K-1

Justin Dearborn, CEO

Confidential	February 17, 2010

nature of the information we have provided to you. More generally, we take this opportunity to remind you that we will hold you and your representatives fully accountable for any breach of the Confidentiality Agreement and for any other actions wrongly taken to interfere with the Thoma Bravo agreement.

As I stated in my letter this morning, I, our lead director, and our advisors are available to discuss or answer any questions you may have with respect to submitting a proposal that our Board could deem to be superior to the Thoma Bravo transaction.

Sincerely yours,

AMICAS, Inc.

/s/  Stephen N. Kahane, MD
Stephen N. Kahane, MD
Chairman and CEO

cc:	Riley Sweat, Raymond James Kevin Burns, Senior Vice President and Chief Financial Officer Craig Newfield, Vice President and General Counsel AMICAS Board of Directors

K-2

Annex L

February 21, 2010

Enclosed is our revised Merger Agreement reflecting our $6.05 per share cash offer for AMICAS.

Our offer is clearly superior to the TB deal in terms of price, is fully financed and as unconditional as you have allowed it to be. If accepted now, we can close on this deal in early April, just a month later than the earliest date that the TB deal could close. Given the numerous unsolicited calls that we’ve been receiving, AMICAS’ stockholders would gladly wait a few weeks to get our $0.70 per share (13%) premium.

Our offer still, of course, requires confirmatory diligence. We are ready to start that work immediately, so that we can make it absolutely unconditional in a day or two.

You will note various changes in this proposed Merger Agreement from the prior draft, including our acceptance of all HSR/antitrust risk and fees. We have opted for industry-standard provisions on termination and break-up fees, because there can no longer be any doubt of our interest or the sincerity of our proposal. We expect that your stockholders will focus much more intensely on our significant premium (almost $30 million in additional consideration) and our pre-funded and committed financing, than on the remote possibility that this deal would get signed but not close.

To supplement and support our offer, we have also attached fully executed financing commitment papers from Morgan Stanley for our $200 million of senior financing. You will note that, since MS has had full access to the due diligence materials they have needed, MS has removed its due diligence condition that was a footnote in its earlier commitment letter.

Also attached is a copy of our bank account confirmation, indicating that Merge, in addition to its normal operating cash balances, has established a separate account with $40 million in cash to fund the equity component of this transaction. This account was pre-funded by our mezzanine investors and reflects their unconditional commitment to purchase those securities at closing.

In short, we are complete, final and ready to go. While the lawyers would need to arrange some additional paperwork (such as the Company Disclosure Letter) and develop a mechanic for us to evidence our binding commitment in a manner that would not violate your TB Merger Agreement or give them any claims against us, this can be done promptly after your Board has concluded that we are a Superior Offer.

While we hope the AMICAS Board will accept our offer tomorrow, we are not going anywhere even if they don’t. We have decided that we will maintain this offer until it is rejected by your stockholders or topped on price by a competing bid. We will not, however, continue to negotiate our offer - it is, what it is.

We look forward to AMICAS’ acceptance of our offer.

L-1

AMICAS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE RECONVENED ON MARCH 4, 2010

The undersigned hereby appoints STEPHEN N. KAHANE, KEVIN C. BURNS and CRAIG NEWFIELD, and each of them, with full power of substitution and resubstitution, as proxy or proxies, for and in the name of the undersigned, to represent and vote all shares of common stock of AMICAS, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be reconvened on March 4, 2010 at 9:00 a.m. Eastern Standard Time, at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135, and at any adjournment or postponement thereof, upon matters described in the Notice of Special Meeting of Stockholders and Proxy Statement, as supplemented (receipt of which is hereby acknowledged) in the manner indicated on the reverse.

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(Continued and to be signed below.)

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1.	Proposal to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 24, 2009, by and among Project Alta Holdings Corp., Project Alta Merger Corp. and the Company, as it may be amended from time to time.	☐ FOR	☐ AGAINST	☐ ABSTAIN

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